UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
EXIDE TECHNOLOGIES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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13000 Deerfield Parkway
Building 200
Milton, Georgia 30004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2009

To our Stockholders:

The 2009 annual meeting of stockholders of Exide Technologies will be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Wednesday, September 16, 2009, beginning at 9:00 a.m. local time. At the meeting, the holders of our outstanding common stock will act on the following matters:

(1) The election of nine directors;

(2) Approval of the Exide Technologies 2009 Stock Incentive Plan;

(3) The ratification of the appointment of our independent auditors for fiscal 2010; and

(4) Any other matters that properly come before the meeting.

We are furnishing proxy materials to stockholders primarily by the Internet. This process expedites stockholders’ receipt of the materials, significantly lowers the costs of our annual meeting, and conserves natural resources. On August 7, 2009, we will mail our stockholders a notice containing instructions on how to access our proxy statement and annual report and vote online. The notice also will include instructions on how you can receive a paper copy of the proxy materials.

All holders of record of shares of our common stock (NASDAQ: XIDE) at the close of business on July 20, 2009 are entitled to vote at the meeting and any postponements or adjournments of the meeting. You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. We include instructions about each voting option in the proxy statement. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

The enclosed proxy statement describes the proposals set forth above in more detail. We urge you to read the proxy statement carefully before you decide how to vote.

You are cordially invited to attend the meeting. Please note that due to space limitations, stockholders may only bring one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time, and seating will begin at 8:30 a.m., local time. Each stockholder may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Gordon A. Ulsh	Brad S. Kalter
President and Chief Executive Officer	Deputy General Counsel and Corporate Secretary

July 24, 2009

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on September 16, 2009. Our proxy statement and annual report are available at www.proxyvote.com. Information on our Web site, other than these materials, is not part of these proxy soliciting materials.

13000 DEERFIELD PARKWAY
BUILDING 200
MILTON, GEORGIA 30004

PROXY STATEMENT, DATED JULY 24, 2009

The Board of Directors of Exide Technologies (the “Board”) is soliciting proxies from its stockholders to be voted at the annual meeting of stockholders to be held on Wednesday, September 16, 2009, beginning at 9:00 a.m., local time, at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, and at any postponements or adjournments of the meeting. This proxy statement contains information related to the annual meeting. Directions to the Atlanta Marriott Alpharetta are included at the end of this proxy statement. This proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 are being distributed to stockholders on or about August 7, 2009. The fiscal year ended March 31, 2009 is referred to as “fiscal 2009” in this proxy statement. Unless the context indicates otherwise, the “Company,” “Exide,” “we” or “us” refers to Exide Technologies and its subsidiaries.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL MEETING

Why did I receive these materials?

We are providing these materials in connection with the Board’s solicitation of proxies to be voted at our annual meeting. Stockholders as of the close of business on July 20, 2009, which is referred to as the “Record Date,” are entitled to vote at our annual meeting of stockholders, which will be held on September 16, 2009. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. We are required by law to distribute these proxy materials to all stockholders as of the Record Date. This proxy statement provides notice of the annual meeting of stockholders, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders. The proxy card enables stockholders to vote on the matters without having to attend the annual meeting in person.

How are these materials being distributed?

We are furnishing proxy materials to our stockholders primarily via the Internet. On August 7, 2009, we will mail to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs stockholders on how to access the proxy card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote by the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to participate in, the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common stock you own as of the Record Date. As of the Record Date, there were 75,519,074 shares of our common stock outstanding and eligible to vote.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., local time and seating will begin at 8:30 a.m., local time. If you attend, please note that you may be asked to present valid, government-issued picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

How many shares must be present or represented to transact business at the annual meeting?

The presence or representation at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 75,519,074 shares of common stock, representing the same number of votes, were outstanding. Accordingly, the presence of the holders of common stock representing at least 37,759,538 votes will be required to establish a quorum.

Proxies received by us but marked as abstentions, votes withheld and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How can I vote my shares in person at the annual meeting?

Shares held in your name as the stockholder of record (that is, if your shares are registered directly in your name with our transfer agent) may be voted by you in person at the annual meeting. Shares held by you beneficially in “street name” through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in “street name,” you may direct how your shares are voted without attending the annual meeting. You may vote your shares via the Internet or by calling a toll-free number. If you received a paper copy of the proxy card or voting instruction form by mail, you may sign, date, and mail your properly executed proxy card or voting instruction form. We include instructions about each voting option in the proxy statement. If you have voted by telephone, Internet or mail and later decide to attend and vote at the meeting, you may do so.

Can I vote by telephone or over the Internet?

If you are a stockholder of record, you may vote by telephone, or over the Internet, by following the instructions included with your proxy card. If your shares are held beneficially in “street name,” please check your proxy card or contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or over the Internet. The deadline for voting by telephone or over the Internet is 11:59 p.m., local time, on September 15, 2009.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with our Corporate Secretary, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004, a notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted by employees of Broadridge Financial Solutions, Inc. (“Broadridge”), and certified by the Inspectors of Election, who is an employee of a third party firm that works with Broadridge. If you are a stockholder of record, your signed proxy card is returned directly to Broadridge for tabulation. If you hold your shares beneficially in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will return one proxy card to Broadridge on behalf of its clients.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

Management does not know of any other matters that will be presented for action at this annual meeting other than described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate. See “Stockholder Proposals and Director Nominations for 2009 Annual Meeting.”

What vote is required to approve each item?

Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Items.  For the approval of our 2009 Stock Incentive Plan (Proposal 2) and ratification of the appointment of our independent auditors for fiscal 2010 (Proposal 3), the affirmative vote of the holders of a majority of the votes cast in person or represented by proxy, and entitled to vote on the item will be required for approval or ratification.

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHOLD AUTHORITY” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. The broker, bank or other nominee that is the stockholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.

If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a non-routine matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. As a result, broker non-votes will not affect the outcome of the voting on any proposal, assuming a quorum is present.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, it is permitted to vote your shares on the election of directors (Proposal 1) and the ratification of the appointment of our independent auditors (Proposal 3), even if the broker, bank or other nominee does not receive voting instructions from you. Because approval of the 2009 Stock Incentive Plan is a non-routine matter, your broker, bank or other nominee may not vote your shares unless it receives instructions from you. Accordingly, you should follow the instructions provided by your broker, bank or nominee and be sure to provide instructions on how to vote your shares, as required.

What should I do if I receive multiple Notices of Internet Availability or sets of voting materials?

You may receive more than one Notice of Internet Availability or, if you receive printed materials, set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending September 30, 2009.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine directors. The Nominating and Corporate Governance Committee recommended to the Board, and the Board approved the nomination of each of the nominees below for election to serve a one-year term set to expire at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. Our Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the annual meeting, the persons named on the proxy will vote for another candidate nominated by our Board, or our Board may reduce the number of directors. Our Board has determined that each of the director nominees below, except Gordon A. Ulsh, is an “independent director” as defined in the NASDAQ Listing Rules, as currently in effect (the “NASDAQ Rules”). The Board determined that Mr. Lash’s employment with Tontine Associates, LLC, did not impair his independence under the NASDAQ Rules.

Each of the nominees named below is currently a member of our Board and was elected at our 2008 Annual Meeting. Biographical information about each director nominee, as of July 1, 2009, appears below.

Director Nominees

Herbert F. Aspbury
Director since 2006

Mr. Aspbury, 64, is currently Chairman of the Board of Trustees of Villanova University and previously served as the chair of the university’s Audit and Finance Committee for seven years. He is also an Adjunct Professor of the Fisher Graduate School of International Business of the Monterey Institute of International Studies, and a regular lecturer at Cornell University’s joint MBA program with Queens University, Ontario. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase’s Management Committee, and also sat on the Management Committees of Chase’s predecessor banks, Manufacturers Hanover Trust Company and Chemical Bank. His overall banking career has spanned 34 years, and was focused on corporate and investment banking. Mr. Aspbury is also a past director of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust, and served as its Chairman from 2004 through 2007. He continues to serve as a member of Royal Oak’s Finance Committee. Mr. Aspbury is Chairman of the Audit Committee and a member of the Finance Committee.

Michael R. D’Appolonia
Director since 2004

Mr. D’Appolonia, 60, currently serves as President and Chief Executive Officer of Kinetic Systems, Inc., a global provider of process and mechanical solutions to the electronics, solar and biopharmaceutical industries. From 2001 through 2005, Mr. D’Appolonia was President of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. In his consulting capacity, Mr. D’Appolonia served as an executive officer of a number of companies including Cone Mills Corporation, Moll Industries, Inc., McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the Board of Directors of Kinetic Systems Inc. and Westmoreland Coal Company, and was a member of the Board of Directors of The Washington Group International, Inc., prior to that company’s sale in November 2007. Mr. D’Appolonia is Chairman of the Compensation Committee.

David S. Ferguson
Director since 2005

Mr. Ferguson, 64, is the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Wal*Mart Europe. Prior to that, he was President and Chief Executive Officer of Wal*Mart Canada from

February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuarts Department Stores from August 1994 through October 1995. Mr. Ferguson is a member of the Board of Directors of the Empire Company Limited, the parent company of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Paul W. Jennings
Director since 2006

Mr. Jennings, 52, is the former President and Chief Executive Officer of Innospec Inc., an international specialty chemicals company headquartered in England. Mr. Jennings resigned as CEO at Innospec effective March 20, 2009. From November 2002 through his appointment as CEO, Mr. Jennings served as Innospec’s Executive Vice President and Chief Financial Officer. Mr. Jennings previously served as CFO of Griffin LLC, a joint venture between Griffin Corporation and Dupont and, from 1986 to 1999, held the positions of CFO and Vice President of Finance for various divisions and regions of Courtaulds plc, working in the United States, Europe and Singapore. Mr. Jennings is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

Joseph V. Lash
Director since 2007

Mr. Lash, 46, has been employed by Tontine Associates, LLC, a Greenwich, Connecticut-based investment firm, since July 2005. Tontine Associates, LLC is an affiliate of Jeffrey L. Gendell, the beneficial owner of 31.5% of our common stock as described in a Form 4 filed by Mr. Gendell on November 11, 2007. Prior to that, Mr. Lash was a Senior Managing Director of Conway, Del Genio, Gries & Co., LLC, a financial advisory firm from April 2002 to July 2005. From June 1998 to April 2001, Mr. Lash was a Managing Director of JP Morgan Chase & Co., a financial services firm. Mr. Lash also serves as a director of Integrated Electrical Services, Inc., an electrical contracting services provider, and Neenah Foundry Company, a metals casting manufacturer. Mr. Lash is a member of the Compensation Committee and the Finance Committee.

John P. Reilly
Director since 2004

Mr. Reilly, 65, is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than thirty years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as President of Brunswick Corporation. Mr. Reilly is currently on the Board of Directors of Material Sciences Corporation, Marshfield Door Systems, Inc. and Timken Company. Mr. Reilly serves as Chairman of the Board of Directors and a member of the Compensation Committee.

Michael P. Ressner
Director since 2004

Mr. Ressner, 60, is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He has been an adviser within the College of Management at North Carolina State University since 2004. Mr. Ressner currently serves as a member of the Board of Directors for the following companies: Entrust, Inc., Magellan Health Services, Inc. and Tekelec, Inc. Mr. Ressner is Chairman of the Finance Committee and a member of the Audit Committee.

Gordon A. Ulsh
Director since 2005

Mr. Ulsh, 63, is our President and Chief Executive Officer. Mr. Ulsh was appointed to his current position in April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company. Mr. Ulsh currently serves as a member of the Board of Directors of OM Group, Inc.

Carroll R. Wetzel
Director since 2005

Mr. Wetzel, 66, most recently served as non-executive Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics from 2000 to 2005. Previously, from 1988 to 1996, Mr. Wetzel served as co-head of the Merger and Acquisition Group at the Chase Manhattan Bank and previously served as a corporate finance officer at Dillon Read & Co., Inc. and Smith Barney, and served as Vice Chairman and lead director at Arch Wireless from 2001 through 2002. Mr. Wetzel currently serves on the Board of Directors of Brinks Company. Mr. Wetzel is Chairman of the Nominating and Corporate Governance Committee and a member of the Finance Committee.

The Board recommends that the stockholders vote FOR the election of each of the director nominees named above.

PROPOSAL 2 —	A PROPOSAL TO APPROVE THE EXIDE TECHNOLOGIES 2009 STOCK INCENTIVE PLAN

On June 3, 2009, the Board approved and adopted the Exide Technologies 2009 Stock Incentive Plan (the “2009 Plan”), subject to the approval of our stockholders at the annual meeting. The 2009 Plan, if approved by our stockholders, will expire in 2019.

No awards have been made under the 2009 Plan. The affirmative vote of the holders of a majority of the votes cast in person or represented by proxy and entitled to vote on the 2009 Plan is required for approval of the 2009 Plan. If the 2009 Plan is approved by the stockholders, no additional grants or awards will be made under the 2004 Plan in the future, but the 2004 Plan will remain in effect with respect to awards already granted until all such awards have been exercised, forfeited, cancelled or expire or otherwise terminate in accordance with the terms of such grants.

Summary of the Plan

The following summary of the principal provisions of the 2009 Plan is not intended to be exhaustive and is qualified in its entirety by the terms of the 2009 Plan, a copy of which is included in this proxy statement as Appendix A.

Purpose

The 2009 Plan authorizes our Company’s Board, or its independent Compensation Committee (to the extent the Board delegates authority), to provide equity-based compensation in the form of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance shares, performance units, and other stock-based awards for the purpose of providing our non-employee directors, officers and certain key employees incentives and rewards for superior performance.

The 2009 Plan authorizes our Board to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”) entitling the optionee to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) stock appreciation rights (“SARs”), (3) restricted stock, (4) restricted stock units (“RSUs”), (5) performance shares and performance units, (6) other stock-based awards (“Other Stock-Based Awards”) and (7) cash awards. Each type of award is described below under “Types of Awards Under the 2009 Plan.” Each of the awards will be evidenced by an award document setting forth the terms and conditions.

The 2009 Plan is designed to comply with the requirements of applicable federal and state securities laws, and the Code, including, but not limited to, the performance-based exclusion from the deduction limitations under Section 162(m) of the Code for qualifying awards.

Our Board believes that it is in our best interests and the best interests of our stockholders to provide for an equity incentive plan under which equity-based compensation awards made to our named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the 2009 Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code. In order for awards to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code, the 2009 Plan (which includes performance measures) must be approved by our stockholders by a majority of the votes cast on the issue. The NASDAQ Rules require that the 2009 Plan be approved by a majority of the votes cast in person or represented by proxy and entitled to vote on the matter. Accordingly, if our stockholders do not approve the 2009 Plan by the vote described in the immediately preceding two sentences, no awards will be granted under the 2009 Plan, and it will not become effective.

Shares Available Under the 2009 Plan

Subject to adjustment as provided in the 2009 Plan, the number of shares of Common Stock that may be issued or transferred (1) upon the exercise of option rights or SARs, (2) in payment of restricted stock and released from substantial risks of forfeiture thereof, (3) in payment of RSUs, (4) in payment of performance shares or performance units that have been earned, (5) as awards to non-employee directors, (6) as Other Stock-Based Awards or (7) in payment of dividend equivalents with respect to awards under the 2009 Plan, will not exceed, in the aggregate 4,000,000 shares of Common Stock. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

Shares covered by an award granted under the 2009 Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Only shares covering awards that expire or are forfeited or cancelled, shares that were covered by an award the benefit of which is paid in cash instead of shares, or shares surrendered to satisfy any withholding amount, will again be available for issuance or transfer under the 2009 Plan.

The 2009 Plan also contains the following limits, which are subject to certain adjustments as provided in the 2009 Plan:

•	The aggregate number of shares of Common Stock actually issued or transferred by us upon the exercise of ISOs, restricted stock, RSUs, performance shares, performance units, awards to non-employee directors or Other Stock-Based Awards will not exceed 4,000,000 shares of Common Stock;

•	No participant will be granted option rights or SARs, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year;

•	No participant will be granted restricted stock or RSUs that are intended to be “qualified performance-based compensation” under Section 162(m) of the Code, performance shares or Other Stock-Based Awards, in the aggregate, for more than 800,000 shares of Common Stock during any calendar year;

•	In no event shall any participant in any calendar year receive an award of performance units intended to be “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value as of their respective dates of grant in excess of $3,000,000; and

•	The aggregate maximum value as of the date of grant of cash awards under the 2009 Plan during any fiscal year of the Company to any one Participant shall not exceed $3,000,000.

No Liberal Recycling Provisions

The 2009 Plan provides that only shares covering awards that expire or are forfeited or cancelled, or shares that were covered by an award the benefits of which is paid in cash instead of shares, will again be available for issuance under the 2009 Plan. The following shares will not be added back to the aggregate plan limit: (1) shares tendered in payment of the exercise price; (2) shares withheld by the Company to satisfy the tax withholding obligation; and (3) shares that are repurchased by the Company with option right proceeds. Further, all shares covered by a SAR, to the extent that it is exercised and settled in shares, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the 2009 Plan.

Repricing of options and SARs is prohibited without stockholder approval under the 2009 Plan.

Eligibility

Officers, key employees and certain consultants of the Company and its subsidiaries and non-employee directors of the Company, or any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, may be selected by the Board to receive benefits under the 2009 Plan. The Board determines which persons will receive awards and the number of shares subject to such awards. The number of persons eligible to participate in the 2009 Plan is estimated to be approximately 12,000 people, but the Company historically has not granted awards to more than approximately 75 people in any single calendar year.

Determination of Fair Market Value

Through May 5, 2011, the fair market value shall be the average closing price of the Common Stock for the 10 business days preceding the grant date, but in no event less than the closing price on the grant date. Subsequent to May 5, 2011 through the remaining effectiveness of the 2009 Plan, the fair market value shall be the closing price at the date of grant.

Types of Awards Under the 2009 Plan

Option Rights:  Option rights may be granted that entitle the optionee to purchase shares of Common Stock at a price not less than the fair market value per share at the date of grant. The option exercise price is payable (1) in cash, check or wire transfer at the time of exercise, (2) by the transfer to us of shares of Common Stock owned by the optionee having a value at the time of exercise equal to the option exercise price, (3) by a combination of such payment methods or (4) by such other method as may be approved by the Board. To the extent permitted by law, any grant of an option right may provide for deferred payment of the option exercise price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates.

Our Board may substitute, without receiving the participant’s permission, SARs payable only in shares of Common Stock (or SARs payable in shares of Common Stock or cash, or a combination of both, at the discretion of our Board) for outstanding options rights.

No option right may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with the Company or any subsidiary that is necessary before the option rights will become exercisable. A grant of option rights may provide for the earlier vesting of option rights in the event of retirement, death or disability of the grantee, or a change in control of the Company. Successive grants may be made to the same optionee whether or not option rights previously granted remain unexercised. Any grant of option rights may specify Management Objectives (as described below) that must be achieved as a condition to exercising such rights. Option rights will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2009 Plan, as our Board may approve.

SARs:  A SAR is a right, exercisable by surrender of the related option right (if granted in tandem with option rights) or by itself (if granted as a free-standing SAR), to receive from the Company an amount equal to 100%, or such lesser percentage as the Board may determine, of the spread between the base price (or option price if a tandem SAR) and the value of the Company’s Common Stock on the exercise date. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in common shares, or in any combination thereof, and may either grant to the participant or retain in our Board the right to elect among those alternatives. Any grant may specify that a SAR may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of the grantee, or a change in control of the Company. Any grant of SARs may specify Management Objectives that must be achieved as a condition to exercise such rights. SARs will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2009 Plan, as the Board may approve.

Restricted Stock:  A grant of restricted stock involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares. Restricted stock that vests upon the passage of time must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by our Board at the date of grant or upon achievement of Management Objectives. An example would be a provision that the restricted stock would be forfeited if the participant ceased to serve us as an officer, key employee, consultant or non-employee director during a specified period of years. To enforce these forfeiture provisions, the transferability of restricted stock will be prohibited or restricted in a manner and to the extent prescribed by our Board for the period during which the forfeiture provisions are to continue. Our Board may provide for early termination of the forfeiture restrictions in the event of the retirement, death or disability of the grantee, or a change in control of the Company.

Restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2009 Plan, as the Board may approve. Any grant of restricted stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. If the grant of restricted stock provides that Management Objectives must be achieved to result in a lapse of restrictions, the restrictions cannot lapse sooner than one year from the date of grant. Any such grant may also specify, in respect of such specified performance criteria, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level, but below full achievement of the specified performance criteria.

RSUs:  A grant of RSUs constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the restriction period as the Board may specify. During the restriction period, the participant has no right to transfer any rights under his or her award and no right to vote such RSUs, but the Board may, at the date of grant, authorize the payment of dividend equivalents on such RSUs on either a current or deferred or contingent basis, either in cash or in additional shares. Awards of RSUs may be made without additional consideration or in consideration of a payment by such participant that is less than the market value per share at the date of grant.

If the restriction period lapses only by the passage of time rather than the achievement of Management Objectives, the grant or sale of RSUs will be subject to a restriction period of not less than three years, except that a grant or sale may provide that the restriction period will expire ratably during the three-year period, on an annual basis, as determined by the Board at the date of grant. Any grant of RSUs may specify Management Objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. If the grant of RSUs provides that Management Objectives must be achieved to result in a lapse of the restriction period, the restriction period cannot lapse sooner than one year from the date of grant. Any such grant may also specify in respect of such specified Management Objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock units on which the restriction period will terminate if performance is at or above the minimum level, but below full achievement of the specified Management Objectives. Restricted stock will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2009 Plan, as our Board may approve.

Performance Shares and Performance Units:  A performance share is the equivalent of one share of Common Stock and a performance unit is the equivalent of $1.00 or such other value as determined by the Board. A participant may be granted any number of performance shares or performance units, subject to the limitations set forth under “Shares Available Under the Plan” above. Each grant of performance shares or performance units will specify one or more Management Objectives the participant must meet within a specific period (the “Performance Period”) to earn the performance shares or performance units. The specified Performance Period will be a period of time not less than one year, except in the case of retirement, death, disability or a change in control of the Company, if the Board shall so determine. Each grant of performance shares or performance units may specify in respect of the relevant Management Objective(s) a level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objective(s).

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by the Board. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, common shares, in shares of restricted stock or restricted stock units or any combination thereof and may either grant to the participant or retain in the Board the right to elect among those alternatives. The grant may provide for the payment of dividend equivalents thereon in cash or in shares of Common Stock on a current, deferred or contingent basis. Performance shares and performance units will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2009 Plan, as our Board may approve.

Management Objectives:  The 2009 Plan requires that the Board establish “Management Objectives” for purposes of performance shares and performance units. When so determined by the Board, option rights, SARs, restricted stock, RSUs or other awards under the 2009 Plan may also specify Management Objectives. Management Objectives may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or subsidiary, division or region within the Company. The Management Objectives may be made related to the Company’s performance in relation to a group of other companies or indexes, or can be based on a number of metrics including the following : (a) basic, diluted, or adjusted earnings per share; (b) free cash flow; (c) operating cash flow; (d) sales or revenue; (e) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (f) basic or adjusted net income; (g) returns on equity, assets, capital, revenue or similar measure; (h) economic value added; (i) working capital; (j) total shareholder return; (k) product development; (l) product market share; (m) research; (n) licensing; (o) litigation; (p) human resources; (q) information services; or (r) mergers, acquisitions, or sales of assets of affiliates or business units.

Each such measure shall be to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Compensation Committee) and, if so determined by the Board, and in the case of a Qualified Performance-Based Award, to the extent permitted under Section 162(m) of the Code, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Management Objectives may vary from Performance Period to Performance Period and from participant to participant, and may be established on a stand-alone basis, in tandem or in the alternative.

Awards to Non-Employee Directors

The Board may, in its discretion, authorize the granting to non-employee directors of option rights, SARs or Other Stock-Based Awards under the 2009 Plan and may also authorize the grant or sale of shares of Common Stock, restricted stock or RSUs to non-employee directors. Non-employee directors are not eligible to receive performance shares or performance units under the 2009 Plan. Non-employee directors may be awarded, or may be permitted to elect to receive, under the 2009 Plan and pursuant to procedures established by the Board, all or any portion of their annual retainer, in shares of Common Stock, option rights, SARs, restricted stock, RSUs, or Other Stock-Based Awards in lieu of cash.

Awards will be evidenced by an evidence of award containing such terms and provisions, consistent with the 2009 Plan, as the Board may approve.

Other Awards

The Board may, subject to limitations under applicable law, grant to any participant such Other Stock-Based Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Company’s Common Stock or factors that may influence the value of the Company’s Common Stock (including, without limitation, convertible or exchangeable debt securities or other securities, purchase rights for common shares, or awards with value and payment contingent upon performance of the Company or its subsidiaries or other factors determined by the Board). The Board will determine the terms and conditions of these awards. Shares delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Board determines. The Board may also grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2009 Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Board in a manner that complies with Section 409A of the Code.

Cash Awards:  The Board may also authorize the granting of cash awards to participants. Each cash award agreement will specify Management Objectives or other performance criteria which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives or other performance criteria, as applicable, a minimum acceptable level of achievement and may set forth a formula for determining the amount of the cash award that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives or other performance criteria, as applicable. If Management Objectives are specified, the cash award agreement will specify that, before the cash award will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

If a cash award agreement specifies Management Objectives, the cash award shall not be earned and paid sooner than one year from the date of grant. Each cash award agreement may specify a percentage of the target cash award that is intended to satisfy the requirements for the performance-based exclusion from the deduction limitations under Section 162(m) of the Code. Any cash award agreement may specify that the amount payable with respect thereto may be paid by the Company in cash or other property, and may either grant to the participant or retain in the Board the right to elect among those alternatives. Each cash award agreement will specify the timing of payment of the cash award and, subject to such terms and conditions as the Board may specify (and in accordance with Section 409A of the Code), may permit a participant to elect for the payment of any cash award to be deferred to a specified date or event. Any cash award agreement may provide for earlier vesting of the cash award in the event of the retirement, death or disability of a participant or a change in control of the Company.

Administration and Amendments

The 2009 Plan is to be administered by the Board, except that the Board intends to delegate some or all of its powers under the 2009 Plan to the Compensation Committee of the Board (or a subcommittee thereof). Our Board may amend the 2009 Plan from time to time without further approval by our stockholders, except where (1) the amendment would materially increase the benefits accruing to participants under the 2009 Plan, (2) the amendment would materially increase the number of securities which may be issued under the 2009 Plan, (3) the amendment would materially modify the requirements for participation in the 2009 Plan, or (4) stockholder approval is required by applicable law or NASDAQ Rules.

If permitted by Section 409A of the Code and Section 162(m) of the Code in the case of an award or portion of an award that is intended to satisfy the requirements for “qualified performance-based compensation,” in case of a termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a participant who holds an option right or SAR not immediately exercisable in full, or any shares of restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the restriction period has not been completed, or any performance shares or performance units which have not been fully earned, or any Other Stock-Based Awards made pursuant to the 2009 Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any other transfer restriction imposed pursuant to the 2009 Plan, the Board may, in its sole discretion, accelerate the time at which such option right, SAR or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such restriction period will end or the time at which such performance shares or performance units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

The Board is authorized to interpret the 2009 Plan and related agreements and other documents. In addition, our Board may delegate to an officer certain authority with respect to the granting of awards other than awards to executive officers, directors or individuals who beneficially own more than 10% of any class of our securities.

Transferability

Except as otherwise determined by the Board, no option right, SAR, award of restricted stock, RSU, performance shares, performance units, cash award or other derivative security granted under the 2009 Plan is transferable by a participant except, upon death, by will or the laws of descent and distribution, and in no event shall any award under the 2009 Plan be transferred for value. Except as otherwise determined by the Board, option rights and SARs are exercisable during the optionee’s lifetime only by him or her or by his or her guardian or legal representative.

The Board may specify at the date of grant that part or all of the shares of Common Stock that are (1) to be issued or transferred by the Company upon exercise of option rights or SARs, upon termination of the restriction period applicable to RSUs or upon payment under any grant of performance shares or performance units or (2) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the 2009 Plan with respect to restricted stock, will be subject to further restrictions on transfer.

Termination of Service

In the event a participant’s continuous service with the Company is terminated prior to vesting, the unvested portion of any award will be forfeited unless, under the terms of the award, as approved by the Board or Compensation Committee, as applicable, prior to such termination of service, provide for accelerated vesting.

Adjustments

The number of shares covered by outstanding awards under the 2009 Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, split-offs, spin-outs, split-ups, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, or in the event of a change in control of the Company, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the 2009 Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each option right or SAR with an option price or base price greater than the consideration offered in connection with any such termination or event or change in control of the Company, the Board may in its sole discretion elect to cancel such option right or SAR without any payment to the person holding such option right or SAR. The Board shall also make or provide for such adjustments in the number of shares available under the 2009 Plan and the other limitations contained in the 2009 Plan as our Board may determine appropriate to reflect any transaction or event described above, except that any such adjustment will be made only to the extent that it would not cause any option right intended to qualify as an ISO to fail to so qualify.

Withholding Taxes

To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2009 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

Compliance with Section 409A of the Internal Revenue Code

To the extent applicable, it is intended that the 2009 Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The 2009 Plan and any grants made under the 2009 Plan shall be administered in a manner consistent with this intent. Any reference in the 2009 Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Termination

No grant will be made under the 2009 Plan more than 10 years after the date on which the 2009 Plan is first approved by the Company’s stockholders at the annual meeting, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2009 Plan. If the 2009 Plan is approved by the Company’s stockholders, no grants will be made under the Company’s 2004 Stock Incentive Plan, as amended and restated, but all existing grants will continue unaffected.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the 2009 Plan based on federal income tax laws in effect on January 1, 2009. This summary is not intended to be complete and does not describe state or local tax consequences. It is not intended as tax guidance to participants in the 2009 Plan.

Tax Consequences to Participants

Non-qualified Option Rights:  In general, (1) no income will be recognized by an optionee at the time a non-qualified option right is granted, (2) at the time of exercise of a non-qualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified option right, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Option Rights:  No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs:  No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock:  The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (the “Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs:  No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/ loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units:  No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Other Stock-Based Awards and Cash Awards:  No income generally will be recognized upon the grant of Other Stock-Based Awards and cash awards. Upon payment of Other Stock-Based Awards and cash awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received, as applicable.

Tax Consequences to the Company or a Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of common shares under the 2009 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2009 Plan by the Company’s stockholders.

Because awards to be granted in the future under the 2009 Plan are at the discretion of our Board, it is not possible to determine the benefits or the amounts to be received under the 2009 Plan by our directors, officers or employees.

For grants made during our fiscal year 2008 to our named executive officers, please see the Grants of Plan-Based Awards Table on pages 39-40.

Voting Recommendations

The Board of Directors recommends that the stockholders vote FOR the proposal to adopt the Exide Technologies 2009 Stock Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans (other than qualified employee benefit plans and plans available to our stockholders on a pro-rata basis) as of March 31, 2009.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants, and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,416,323	$7.87	2,029,327
Equity compensation plans not approved by security holders(1)	80,000	$13.22	0
Total	3,496,323	$8.00	2,029,327

(1)	Consists of an inducement award to our Chief Executive Officer granted in April 2005.

PROPOSAL 3 —	A PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2010

The Audit Committee selects our independent auditors. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Board believes that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors. If the appointment of PricewaterhouseCoopers LLP (“PwC”) is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of PwC is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year.

We expect that representatives of PwC will attend the 2009 annual meeting and that they will have the opportunity to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

There are no relationships between our executives, directors and PwC.

Fees of Independent Public Accountants for Fiscal 2009 and 2008

The following table presents fees for professional services rendered by PwC for the audit of our annual financial statements and internal control over financial reporting for fiscal 2009 and fiscal 2008, together with any fees for audit-related services and tax services rendered by PwC for fiscal 2009 and fiscal 2008.

	Fiscal 2009	Fiscal 2008

(1) Audit fees(a)	$4,997,329	$5,916,631
(2) Audit-related fees(b)	—	74,260
(3) Tax fees(c)	7,079	7,171
(4) All other fees(d)	1,042	16,242

Total	$5,005,450	$6,014,304

(a)	Fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory regulatory filings or engagements. Fees for fiscal 2009 and fiscal 2008 also included an audit of our internal control over financial reporting.

(b)	Fiscal 2008 fees related to information technology work in France.

(c)	Fees for professional services performed by PwC with respect to tax compliance and consulting.

(d)	Fees in fiscal 2009 pertained to reconciliations performed in Norway due to country-specific reporting obligations regarding payroll tax. Fees in fiscal 2008 related to environmental review and training for a new accounting framework in Europe.

Pre-Approval Policies

All audit, audit-related and tax services for fiscal 2009 were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides that individual engagements must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees other significant compensation to be paid to the independent auditor and the terms of such engagement. Additionally, the Audit Committee must pre-approve any non-audit services to be provided by the independent auditor.

The Board recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2010.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the 2009 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a Code of Ethics and Business Conduct for directors, officers (including the principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and all of our employees (the “Code of Ethics”). We have also adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws and committee charters, form the framework for our governance. Our Corporate Governance Guidelines and Code of Ethics are available on the Investor Relations page of our website http://www.exide.com. We will post on this website any amendments to the Code of Conduct or waivers of the Code of Conduct for directors and executive officers and will disclose waivers of the Code in a Current Report on Form 8-K. Stockholders may request free printed copies of the Code of Ethics from:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary

Board of Directors Committees and Meetings

The members of the Board on the date of this proxy statement, and the committees of the Board on which they currently serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance
Director	Committee	Committee	Committee	Finance Committee

Herbert F. Aspbury	—	Chair	—	Member
Michael R. D’Appolonia	Chair	—	—	—
David S. Ferguson		Member	Member	—
Paul W. Jennings	Member	—	Member	—
Joseph V. Lash	Member	—	—	Member
John P. Reilly, Chairman	Member	—	—	—
Michael P. Ressner	—	Member	—	Chair
Gordon A. Ulsh	—	—	—	—
Carroll R. Wetzel	—	—	Chair	Member

The Board met twelve times during fiscal 2009. Each director attended at least 75% of all meetings of the Board and committees on which he served. Under our Corporate Governance Guidelines, each director is expected to attend Board meetings on a regular basis. Board members are encouraged, but not required, to attend the annual meeting of stockholders. All Board members attended the 2008 Annual Meeting.

The Board has Audit, Nominating and Corporate Governance, Compensation and an ad-hoc Finance Committees. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Investor Relations page of our website at http://ir.exide.com/committees.cfm. A free printed copy of each of these charters is available to any stockholder who sends a request to the address listed under the heading “Governance of the Company.”

Our Corporate Governance Guidelines require that at least a majority of Board members qualify as independent under the applicable listing standards of The NASDAQ Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). Each year, the Board reviews information provided by the directors (each of who is a nominee) and any other relevant information and, based on this information, makes an affirmative determination as to each director’s independence. After considering the NASDAQ Rules and Rule 10A-3(b)(1) under the Exchange Act, the Board determined that the following directors are independent: Messrs. Reilly, Aspbury, D’Appolonia, Ferguson, Jennings, Lash, Ressner and Wetzel. Gordon A. Ulsh, due to his employment with the Company, is not considered an independent director.

In making its determination, the Board determined that Mr. Lash’s employment with Tontine Associates, LLC, did not impair his independence. Tontine Associates, LLC is a beneficial owner of more than 5% of our common stock.

The Company has entered into indemnity agreements with each of its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service to us, as well as for the advancement of expenses and contribution in the event of joint liability.

In particular, the indemnification agreements provide contractual indemnification for the indemnitee that is meant to supplement the indemnification provided by our organizational documents. The indemnification agreements provide that we will indemnify and hold harmless each indemnitee, to the fullest extent permitted by law, against any and all expenses and losses, and any local or foreign stamp duties or taxes imposed as a result of the actual or deemed receipt of any payments under the indemnity agreement, that are paid or incurred by the indemnitee in connection with such proceeding. We will indemnify and hold harmless any indemnitee for all expenses paid or incurred by indemnitee in connection with each successfully resolved claim, issue or matter on which indemnitee was successful. The indemnification agreements further provide that we will not provide indemnification for any proceeding initiated or brought voluntarily by the indemnitee against us or our directors, officers or employees, or for any accounting of profits made from the purchase and sale by the indemnitee of our securities.

The indemnification agreements also provide that we will advance, to the fullest extent permitted by law, to the indemnitee any and all expenses paid or incurred by indemnitee in connection with any proceeding (whether prior to or after its final disposition), provided that the indemnitee is otherwise entitled to indemnification under the indemnification agreement.

The agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

Audit Committee

The Audit Committee met six times during fiscal 2009. The purpose of the Audit Committee is to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s primary duties and responsibilities are to:

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, approve and monitor the independence, services, performance and compensation of our independent auditors and internal audit services;

•	provide an avenue of communication among the independent auditors, our disclosure committee, management, employees, the internal audit function and the Board;

•	review and submit to the Board for approval, as appropriate, related person transactions for potential conflict of interest situations;

•	prepare the Audit Committee report that the rules of the Securities and Exchange Commission (“SEC”) require to be included in our annual proxy statement; and

•	monitor and approve the scope of our internal audit plan and work program and coordinate our internal and external audits.

In September 2008, the Board determined that all of the members of the Audit Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines. The Board has determined that Mr. Aspbury, the chair of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC rules, and that he has financial sophistication within the meaning of the NASDAQ Rules.

The report of the Audit Committee is included herein under the heading “Report of the Audit Committee.” The charter of the Audit Committee is available on our website listed above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during fiscal 2009. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board in identifying qualified individuals to serve as directors on the Board. To that end, the Nominating and Corporate Governance Committee has the following duties, among others:

•	establish criteria for selecting new directors, identify individuals qualified to become members of the Board based on these criteria and recommend to the Board for its consideration such individuals as nominees to the Board;

•	oversee evaluations of the Board, individual members of the Board and the committees of the Board; and

•	develop, evaluate and make recommendations to the Board with respect to our corporate governance policies and procedures and the Code of Ethics.

In September 2008, the Board determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of SEC rules, the NASDAQ Rules and our Corporate Governance Guidelines.

The Committee has set forth in its charter, qualities it seeks in individuals to be nominated to the Board. These qualities include, among other criteria, a high degree of leadership experience in business or administrative activities, breadth of knowledge about issues affecting us and the ability and willingness to contribute special competencies to Board activities. These, and other individual attributes, including personal integrity and loyalty to Exide and concern for its success and welfare, are more fully described in the Committee’s charter which is available on the Investor Relations page of our website at http://www.ir.exide.com/committees.cfm. The Nominating and Corporate Governance Committee also reviews annually the process for succession plans for our Chief Executive Officer (“CEO”) and the CEO’s direct reports.

Compensation Committee

The Compensation Committee met thirteen times during fiscal 2009. The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities with respect to compensation. The Compensation Committee’s primary duties and responsibilities include:

•	oversee the administration of our compensation plans, in particular our incentive compensation and equity-based plans;

•	develop and recommend to the Board total compensation for our CEO and determine compensation for all other executive officers, including oversight of the administration of our executive benefit plans; and

•	review and discuss with management the Compensation Discussion and Analysis and review and approve the Compensation Committee report to be included in the annual proxy statement as required by the rules of the SEC.

In September 2008, the Board determined that all of the members of the Compensation Committee are independent within the meaning of SEC regulations, the NASDAQ Rules and our Corporate Governance Guidelines.

Finance Committee

The Finance Committee conducted four meetings during fiscal 2009. The purpose of the Finance Committee is to assist the Board in reviewing and making recommendations to the Board regarding our senior debt financing facility and alternatives thereto, and regarding any other appropriate matters at the request of the Board on an ad-hoc basis.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, the Compensation Committee was comprised of Messrs. D’Appolonia, Jennings, Lash and Reilly, none of whom:

•	is one of our current or former executive officers;

•	is or was a participant in a “related person transaction in fiscal 2009 (for a description of our policy on related person transactions, see “Certain Relationships and Related Transactions”); and

•	is an executive officer of another entity of which one of our executive officers serves on the board of directors

There were no interlocking relationships between any of the Compensation Committee’s members and the Company’s executive officers during fiscal 2009.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we specifically incorporate this Report by reference therein.

Purpose

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The purpose, authority and responsibilities of the Audit Committee are specified in its charter, which most recently was revised in fiscal 2009, and is available on our website at http://ir.exide.com/committees.cfm. The composition of the Audit Committee and the function of the Audit Committee are described in further detail on page 20 of this proxy statement under the caption Audit Committee.

Independent Public Accountant Communications

The Committee discussed with the independent public accountants, PricewaterhouseCoopers LLP, matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, including, among other things, management judgments and accounting estimates, as well as whether there were any significant audit adjustments, any disagreements with management or any difficulties encountered in performing the audit. The Committee also discussed with its independent public accountants matters relating to its independence, which discussion included a review of the firm’s audit and non-audit fees, as the fees may be modified or supplemented from time to time. In connection with such discussions, the Committee received and reviewed the written disclosures and letter from its independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Committee met separately at least quarterly with its independent public accountants, without management present.

Internal Controls

During fiscal 2009, the Committee discussed with management its assessment of the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and whether any deficiencies existed. The Committee also discussed with the Company’s independent public accountants its evaluation of management’s assessment of our internal controls.

Review of Periodic Reports

The Committee reviewed and discussed with management and the independent public accountants each of our quarterly and annual reports for fiscal 2009, including our audited financial statements, which review included a discussion regarding accounting principles, practices and judgments. The Committee also reviewed and discussed with management the earnings press releases accompanying such quarterly and annual reports.

Audited Financial Statements

As a result of its review of the audited financial statements, as well as its discussions with management and the independent public accountants, the Committee recommended to the Board and the Board approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009 for filing with the SEC.

Members of the Audit Committee

Herbert F. Aspbury, Chairman
David S. Ferguson
Michael P. Ressner

COMPENSATION DISCUSSION AND ANALYSIS

We refer you to our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for additional information regarding fiscal 2009 results discussed in the Executive Summary of this report. We also refer you to our Report on Form 8-K, dated June 4, 2009, for a reconciliation of Adjusted EBITDA to the income or loss reported under generally accepted accounting principles.

Executive Summary

The Compensation Discussion and Analysis report in this proxy statement provides an explanation of how our compensation programs are designed with respect to our named executive officers. Although not described in significant detail in this report, the actions of the Compensation Committee of the Board (referred to in this Compensation Discussion and Analysis as the “Committee”) for our other executive officers are generally consistent with the materials contained in this report. Significant objectives of our compensation program include the following:

•	Recruit, retain, and motivate executive officers;

•	Provide total compensation that is significantly weighted toward the achievement of performance-based objectives; and

•	Align performance goals with greater stockholder value.

The Committee attempts to design total compensation for the named executive officers that will provide significant compensation if the Company achieves significant improvements in financial performance. Although the Company continued to show improvement in its Adjusted EBITDA performance, general economic conditions impacted net sales, as well as net income and earnings per share. However, the Committee believes that the short-term cash incentive award and long-term equity award payments made based on fiscal 2009 financial performance are appropriate in light of the Company’s efforts to withstand significant pressures resulting from the global economic slowdown. With the exception of Adjusted EBITDA, which placed us just below the 50th percentile, our year-over-year key financial performance indicators listed below placed us below the 25th percentile when measured against our peer companies’ year-over-year results. The peer companies are described in more detail on page 26 of this proxy statement.

The following table includes key financial performance indicators over the past three fiscal years:

	Fiscal 2007	Fiscal 2008	Fiscal 2009
	(In millions except for per-share data)

Adjusted EBITDA(1)	$158.6	$244.1	$252.7
Net Sales	$2,939.8	$3,696.7	$3,322.3
Net Income	$(105.9)	$32.1	$(69.5)
Earnings Per Share (Diluted)	$(2.37)	$0.46	$(0.92)

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company’s warrants liability, impairment charges, non-cash gains or losses on asset sales and non-cash stock compensation expense and minority interest, as well as a specific exclusion for the loss on early extinguishment of debt recorded in the first quarter of fiscal 2008.

The Committee believes that the compensation program and performance goals identified for fiscal 2010 will provide appropriate economic incentives for the named executive officers to continue to drive improvements in our financial performance and stockholder value.

Compensation Committee Overview

The Committee is required by its charter to consist of no fewer than three independent directors, who are annually recommended by the Nominating and Corporate Governance Committee and approved by the Board.

The Board evaluates the Committee members’ independence in accordance with standards established by The NASDAQ Rules. The Committee is presently comprised of four directors: Michael R. D’Appolonia (Chair), Paul W. Jennings, Joseph P. Lash and John P. Reilly (Chairman of the Board). Generally, the Committee meets at least quarterly. During fiscal 2009, the Committee met a total of thirteen times.

Compensation Committee Activities

The Committee’s responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”) and, based on the evaluation of the CEO’s performance against these goals and objectives, recommending the CEO’s compensation to the Board. The Committee is also responsible for reviewing and approving the compensation for all named executive officers and certain other key employees, overseeing the administration of our compensation and benefits plans, including both our short-term cash incentive and long-term equity incentive compensation plans, and making recommendations to the Board regarding director compensation.

The Committee’s responsibilities are enumerated in full detail in the Committee’s charter, which is reviewed annually. The charter, originally adopted on May 12, 2004, was most recently amended on March 26, 2009, principally to address the Committee’s responsibilities regarding the Company’s general compensation philosophy, and on June 3, 2009, to provide that the Committee would recommend and the Board approve equity grants to executive officers subject to reporting requirements under Section 16 of the Securities Act of 1934. A copy of the charter can be found under the Investor Relations page of our website: http://ir.exide.com/committees.cfm.

Role of Executive Officers in Compensation Decisions

Annually, the CEO, in consultation with the Executive Vice President — Human Resources and Communications (“EVP-HR”), makes recommendations to the Committee regarding any adjustments to base salary for named executive officers based on the CEO’s assessments of each named executive officer and market data for similarly positioned executives. Materials supporting the recommendations, including market survey data, any peer group analysis and salary history for named executive officers are provided to the Committee for its review and consideration in consultation with the Committee’s independent compensation consultant, Watson Wyatt (“Watson Wyatt”). The CEO and EVP-HR attend the Committee’s meetings to present their recommendations regarding base salary adjustments. The Committee reviews with the CEO and EVP-HR any such recommendations and approves or alters the proposed base salary adjustments. The Committee also considers annual short-term cash incentive compensation and long-term equity incentive compensation for named executive officers based, in part, on recommendations from the CEO. The CEO is not present when the Committee reviews the CEO’s compensation.

In addition, the Committee delegates to the Benefits Administration Committee and the Benefits Investment Committee, each comprised of members of senior management, responsibilities related to administration, management and oversight of our various health and welfare plans and pension plans, respectively, for our global employees. Management provides the Committee with not less than at least one annual update regarding the activities of these two management committees. The Committee has also provided authority to the EVP-HR for administration of our 2004 Stock Incentive Plan (the “2004 Plan”), including responsibilities relating to preparing foreign sub-plans to comply with foreign tax laws for non-U.S. participants, monitoring the awards outstanding to provide the Committee with sufficient information regarding remaining shares available under the 2004 Plan and adopting and issuing award agreements. The EVP-HR provides periodic updates to the Committee regarding matters related to administration of the 2004 Plan.

Independent Compensation Consultants

When analyzing various components of named executive officer compensation, the Committee engages an independent compensation consultant to provide advice and other services, including providing data regarding prevailing market conditions. Since October 2007, the Committee has retained Watson Wyatt to serve as its independent compensation consultant. The Committee believes that Watson Wyatt provides independent advice concerning named executive officer compensation.

The Company’s management separately engaged Watson Wyatt periodically to provide consulting advice regarding the design of sales team incentive plans and tools for designing a global job classification system through December 2008. Beginning in January 2009, management engaged Mercer Consulting to replace Watson Wyatt for its compensation consulting requirements.

Upon request of the Committee, Watson Wyatt provides market data regarding metrics for the Committee’s review of the CEO’s base salary, annual short-term cash incentive compensation and long-term equity incentive compensation. Watson Wyatt will periodically coordinate with the EVP-HR regarding compensation packages for proposed new named executive officers and other senior personnel, as well as providing metrics for evaluating and scaling long-term equity incentive compensation for all named executive officers. Watson Wyatt, through its international affiliations, also provides the Committee recommendations concerning market survey data for any non-U.S. named executive officers. Watson Wyatt also provides benchmarking data to assist the Committee in evaluating and recommending changes to director compensation. Pursuant to the terms of the consulting agreement, Watson Wyatt reports directly to the Committee and acts at the Committee’s request. Watson Wyatt reviews and makes recommendations to the Committee regarding the companies included in the Company’s peer group.

The fees for Watson Wyatt are paid directly by the Company pursuant to the Committee’s charter. The Committee annually reviews the retention of its independent compensation consultant.

Philosophy Regarding Executive Compensation

The Committee’s primary objective is to design and implement an executive compensation program that attracts, motivates and retains a strong leadership team, and that rewards named executive officers based upon achievement of the Company’s financial objectives and long-term stockholder value. A core strategy of the executive compensation program is to link each named executive officer’s compensation to the Company’s overall performance, the performance of the named executive officer’s division and the named executive officer’s individual performance. The Committee believes base salary should represent approximately one-third of a named executive officer’s total compensation. The Committee believes that performance-based compensation, including both short-term cash incentive and long-term equity incentive compensation, should represent approximately two-thirds of a named executive officer’s total compensation, because the emphasis on performance-based compensation encourages superior performance that also serves to retain key employees and better aligns executive compensation with the interests of the Company’s shareholders.

The elements of named executive officer compensation are based, in part, on Company objectives, as well as external competitive market analysis that uses a variety of sources, including compensation data compiled by Watson Wyatt. The Committee utilizes base salary, short-term cash incentive compensation and annual grants of long-term compensation, principally in the form of equity, to provide total annual compensation to our named executive officers that generally ranges between the 50th and 75th percentiles based on market survey data. Short-term cash incentive compensation, which typically provides a target payout between 50% and 125% of a named executive officer’s base salary and is generally set at the 50th percentile based on market survey data, is based on a combination of division and consolidated corporate results. The Committee believes payouts above the 50th percentile should reflect strong performance compared to the market. Similarly, long-term compensation, which typically provides a target value between 125% and 300% of a named executive officer’s base salary and is generally set at the 50th percentile based on market survey data, is based on performance of the Company’s common stock so as to align such compensation with overall stockholder value. The Committee believes payouts above the 50th percentile should reflect strong company performance and stock price appreciation. The Committee considers each named executive officer’s annual performance, scope of responsibility, relative position in the corporate structure and relevant market and peer group data in setting and periodically adjusting annual compensation. The Committee uses the same approach with regard to the Company’s other executives. Named executive officers receive benefits aligned with benefits received by other employees under company-sponsored plans. Perquisites are selectively utilized to support the named executive officer’s business needs and the Committee does not intend to meet peer company offerings.

Benchmarking

The Committee’s independent compensation consultant provides compensation data for named executive officers using general market data, as well as peer group data. The criteria for the selection of the peer group include industry, size (based on revenue, market capitalization, total assets and number of employees), and companies with comparable business models, operations and complexities. During fiscal 2009, the Committee evaluated the Company’s peer group and made a number of changes to reflect companies with median revenues and industry focus more closely aligned with the Company. Based on the recommendation from its independent compensation consultant, the Committee removed the following companies from its fiscal 2009 peer group: Dana Holding Corporation, Dura Automotive, both of which are in various stages of bankruptcy proceedings; Hayes Lammerz International Inc., which was determined to have an incompatible business mix and market capitalization; and Standard Motor Products, Inc, which had much smaller operations compared to the Company and other components of the peer group. The Committee also added AMETEK, Inc., Amphenol Corporation and Brunswick Corporation, which are believed to be better aligned with the Company and other components of the peer group. The companies comprising the peer group for fiscal 2009 are listed below:

American Axle & Manufacturing Holdings, Inc. (NYSE:AXL)	Hubbel Incorporated (NYSE:HUB)
AMETEK Inc. (NYSE:AME)	Modine Manufacturing Company (NYSE:MOD)
Amphenol Corporation (NYSE:APH)	Molex Incorporated (NASDAQ:MOLX)
ArvinMeritor, Inc. (NYSE:ARM)	Rockwell Automation, Inc. (NYSE:ROK)
Autoliv, Inc. (NYSE:ALV)	Spectrum Brands, Inc. (NYSE:SPC)
BorgWarner Inc. (NYSE:BWA)	Tenneco Inc. (NYSE:TEN)
Brunswick Corporation (NYSE:BC)	The Timken Company (NYSE:TKR)
Energizer Holdings, Inc. (NYSE:ENR)	Vishay Intertechnology, Inc. (NYSE:VSH)
Enersys (NYSE:ENS)
General Cable Corporation (NYSE:BGC)

The Committee uses peer company data to evaluate the appropriateness of the components of our compensation program, including the following: director compensation; the allocation of various forms of long-term compensation awards; and the type of financial metrics used for short-term cash incentive awards and long-term equity compensation awards. The Committee uses this data so that the components of compensation programs are competitive with those of our peer group that will encourage superior performance, as well as attract and retain employees. Using the criteria discussed above, the Committee periodically reviews and evaluates, with assistance from its independent compensation consultant, the appropriateness of the companies comprising the peer group.

In addition to our peer group data, the EVP-HR used the following database tool to benchmark base salary and total cash compensation for our named executive officers: Top Management Compensation Calculator by Watson Wyatt Data Services. The database includes compensation market data on a number of companies from a number of different industries, and allows the Committee to evaluate proposed named executive officer compensation under various industry metrics: type of industry; global geographic scope; headcount; and revenues.

Stock Ownership Guidelines

In October 2007, the Committee recommended and the Board approved stock ownership guidelines (“Ownership Guidelines”). The Ownership Guidelines were adopted, in part, to demonstrate the Company’s commitment to investors, employees, customers and vendors, by requiring named executive officers, certain other selected members of senior management and non-employee directors to maintain a significant holding of the Company’s common stock. Pursuant to the Ownership Guidelines, the CEO, other named executive officers and other selected members of senior management, are required to achieve and maintain certain levels of beneficial ownership in the Company’s common stock based on a multiple of their annual base salary. The Committee consulted with its independent compensation consultant in an effort to design Ownership Guidelines consistent with those of the Company’s peer group. Non-employee directors are also required to maintain stock ownership at levels based on their annual cash retainer. The Ownership Guidelines are as follows:

•	Chief Executive Officer	5 Times Annual Base Salary

•	Executive Vice Presidents
	Division Presidents	3 Times Annual Base Salary
Section 16 Officers

•	Other Members of Senior Management	1.5 Times Annual Base Salary

•	Non-Employee Board Members	3 Times Annual Cash Retainer

The Board set December 31, 2012 as the initial deadline for achieving the required stock ownership levels, and five years for any individual retained or promoted into one of the aforementioned categories following the October effective date of the Ownership Guidelines.

Elements of Compensation

Our executive compensation program consists of:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity incentive compensation; and

•	personal benefits and limited select perquisites

A description of each of the compensation program elements follows.

Base Salary

The Committee adheres to the principal that base salary should represent a key component of a named executive officer’s total compensation. In order to hire and retain highly qualified candidates, the Committee generally sets base salaries for named executive officers at, or above, the prevailing median base salary of similarly situated executives based on market survey data. Base salaries for named executive officers are generally targeted between the 50th and 75th percentile of current market rates based on the market survey data. However, the Committee may set a named executive officer’s base salary above or below the median based on years of experience, current compensation, the scope of responsibility when compared to positions contained in market data and the Committee’s ability to target appropriate future base salary increases so that the named executive officer can achieve base salary between the 50th and 75th percentiles based on market survey data over a period of years.

The Committee establishes, and periodically modifies, if appropriate, each named executive officer’s base salary through an evaluation of several factors, including individual performance, current market conditions, years of experience, industry specific experience, national and local salaries for comparable positions (internally and externally), level of responsibility and the recommendations of the CEO and EVP-HR. Each year, the Committee, based, in part, on the review of information obtained from its independent compensation consultant and the CEO and EVP-HR’s recommendation, reviews and modifies, as it deems appropriate, the base salaries for the Company’s named executive officers other than the CEO. The CEO’s base salary for fiscal years 2009 and 2010 were set pursuant to the terms of his Amended and Restated Employment Agreement. In conjunction with evaluations submitted by Board members, the Committee reviews and may recommend additional increases in Mr. Ulsh’s base salary. Any such recommendations regarding the CEO’s base salary must be approved by the Board.

As disclosed in the 2008 proxy statement, the Committee approved an increase in Mitchell S. Bregman’s base salary from $320,000 to $332,800, effective June 1, 2008. Additionally, on September 8, 2008, the Committee increased Edward J. O’Leary’s base salary to $550,000 from $485,000 and, on November 3, 2008, the Committee approved an increase in the salary of Barbara A. Hatcher from $280,800 to $315,000. These adjustments were approved, in part, to place Mr. Bregman and Mr. O’Leary between the 50th and 75th percentiles, and Ms. Hatcher slightly below the 50th percentile, based on market data. As a result of current global economic conditions, the Committee did not make other adjustments to the base salaries of named executive officers in fiscal 2009. For fiscal 2010, the Company suspended merit increases for all named executive officers, as well as all salaried employees not subject to collective bargaining agreements.

On January 28, 2009, Mr. Ulsh submitted, and the Board accepted, an amendment to Mr. Ulsh’s Amended and Restated Employment Agreement dated January 31, 2009 delaying his April 1, 2009 contractual base salary increase until such time as Mr. Ulsh provides further notice to the Board. Mr. Ulsh requested such an amendment in light of the Company’s decision to postpone fiscal 2010 merit increases for all named executive officers and other salaried employees not subject to collective bargaining agreements.

The Committee and Board determined that Mr. Ulsh’s base salary, when compared to the salaries of the Company’s other named executive officers, appropriately reflects his greater global responsibilities for the Company’s operational and strategic oversight. The Committee also believes the base salaries for our Chief Operating Officer (“COO”) should be higher than the salaries for the Company’s other non-CEO named executive officers due to the global responsibilities of the position. The base salaries for other named executive officers fall within a general common range and adequately represent differences in respective individual and division performance.

Short-Term Cash Incentive Compensation

The Committee believes that short-term cash incentive compensation that is based on performance, through the achievement of division and corporate goals, is an important component of overall executive cash compensation and aligns named executive officers’ goals with those of the shareholders. Target short-term cash incentive compensation is established annually as part of the review of total compensation. For the named executive officers, the Committee generally establishes annual short-term cash incentive compensation at 50% of base salary. Mr. Ulsh’s employment agreement provides target short-term cash incentive compensation at 125% of base salary and Mr. O’Leary’s target is 65% of base salary. The Committee believes that the significantly higher targets for the CEO and COO, when compared to the Company’s other named executive officers, are appropriate in light of their respective level of responsibility, and to ensure that their annual total cash compensation is competitive based on market survey data.

In addition, the Committee may, from time to time, approve lump sum payments to new employees upon their retention or to existing employees, including the named executive officers, upon assumption of additional responsibilities. The Committee did not approve any of these lump sum payments for named executive officers in fiscal 2009.

Fiscal 2009 Short-Term Cash Incentive Plan

On May 15, 2008, the Board approved for the CEO and the Committee approved for other named executive officers an award formula for the fiscal 2009 short-term cash incentive plan (the “EP Plan”). EP is defined as Adjusted EBITDA, less cash taxes and a capital charge of 2% per month on capital employed (defined as the sum of trade accounts receivable, inventory and fixed assets less trade accounts payable) to generate such Adjusted EBITDA. Named executive officers began accruing credit towards target awards upon achievement of thresholds set by the Committee of 80% of actual fiscal 2008 EP for that named executive officer’s division, and with regard to corporate named executive officers, 80% of actual fiscal 2008 consolidated corporate EP. At threshold, each named executive officer would receive 80% of his individual target award. The named executive officers could earn an award of 100% of the individual’s award if the division and the Company achieved a set target, which was determined by taking the average of actual fiscal 2008 division EP (or consolidated corporate EP for non-division named executive officers) and target fiscal 2008 division EP, and adding an improvement factor, which was calculated as the greater of 20% of a division’s fiscal 2008 Adjusted EBITDA or actual fiscal 2008 EP. Payments for achievement above target were uncapped. The Committee approved consolidated corporate target performance levels that were consistent with the Company’s fiscal 2009 operating budget. The Committee believes that the consolidated corporate target, as well as target performance levels for our divisions required significant improvement when compared to fiscal 2008 financial results.

Based in part on Industrial Energy Europe’s actual fiscal 2008 EP results falling below its fiscal 2008 threshold EP, the Committee adjusted the formula for Mr. Campbell’s award under the 2009 EP Plan. Pursuant to the fiscal 2009 EP Plan, Mr. Campbell began earning award credit only after the Industrial Energy Europe division reached actual fiscal 2008 EP results. For each 1% improvement from actual fiscal 2008 EP up to target, Mr. Campbell would receive 1% of his target short-term cash incentive compensation award. The Committee believed this adjustment to the EP formula would prevent Mr. Campbell’s division from earning fiscal 2009 EP awards absent significant year-over-year improvement. This adjusted formula was also implemented for one other division that achieved actual EP below fiscal 2008 threshold EP.

Payments under the Company’s fiscal 2009 EP Plan did not occur until June 12, 2009, after the audit of the Company’s financial statements was complete. On a consolidated basis, the Company target corporate EP was set at a level that required a 49% improvement over the actual EP achieved in fiscal 2008. Actual consolidated corporate fiscal 2009 EP results represented a 28% improvement over fiscal 2008 EP and resulted in payouts below target. Threshold, target and actual fiscal 2009 EP payouts to the Company’s named executive officers are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

Gordon A. Ulsh	$950,000	$1,187,500	$1,081,813
E.J. O’Leary	$286,000	$357,500	$325,683
Phillip A. Damaska	$140,000	$175,000	$159,425
Mitchell S. Bregman(3)	$133,120	$166,400	$155,584
Barbara A. Hatcher	$126,000	$157,500	$143,483
Joel M. Campbell(3)	$120,000	$150,000	$189,863

(1)	Assumes both division and corporate results are 80% of actual positive fiscal 2008 EP or 120% of actual negative fiscal 2007 EP.

(2)	Assumes both division and corporate results achieved target results.

(3)	Mr. Bregman’s division’s 2009 target EP required a 17% improvement over actual division fiscal 2008 EP and the division achieved an approximate 6.3% improvement. Mr. Campbell retired as President — Industrial Energy Europe prior to the end of fiscal 2009. The Committee agreed to pay Mr. Campbell the full year EP payout earned by the division. Mr. Campbell’s division’s 2009 target EP required a 51% improvement over actual division fiscal 2008 EP and the division achieved an approximate 71% improvement beyond the target, resulting in a payout above target.

Fiscal 2010 Short-Term Cash Incentive Plan

As part of its annual review of the Company’s short-term cash incentive plan, and with the assistance of Watson Wyatt, the Committee developed a fiscal 2010 short-term cash incentive plan. On March 25, 2009, the Committee approved the fiscal 2010 short-term cash incentive plan (the “FY10 AIP”) for employees and named executive officers. On March 26, 2009, the Board approved the FY10 AIP for the CEO.

The FY10 AIP provides for annual incentives based on the following performance measures for non-divisional named executive officers: Adjusted Earnings Per Share (“Adjusted EPS”), which is defined as net income plus or minus after-tax restructuring charges, one-time tax items (including non-cash valuation allowances), reorganization expenses related to post-bankruptcy claims administration, after tax currency remeasurement gains or losses, and non-cash gains or losses from the revaluation of the Company’s warrants liability; and Consolidated Corporate Adjusted EBITDA (“Consolidated EBITDA”). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges, as well as non-cash currency remeasurement gains or losses, non-cash gains or losses from the revaluation of the Company’s warrants liability, impairment charges, gains or losses on assets sales, non-cash stock compensation expense and minority interest. For named executive officers who oversee one of the Company’s divisional operations, in addition to the corporate goals of Adjusted EPS and Adjusted EBITDA, their performance measures will also include the division’s Adjusted EBITDA and the division’s Return on Working Capital (“Division ROWC”), which is defined as the division’s Adjusted EBITDA divided by the sum of inventories and receivables minus the sum of accounts payable and accrued liabilities.

For each named executive officer serving as a division president, awards are weighted 50% based on achievement of the division’s Adjusted EBITDA, 25% based on Division ROWC, 15% based on Adjusted EPS and 10% based on Consolidated EBITDA. For corporate named executive officers, awards are weighted 70% based on Adjusted EPS and 30% on Consolidated EBITDA.

The Committee also established threshold Adjusted Net Income, which is defined as net income subject to the same adjustments discussed above regarding Adjusted EPS, below which no employee or named executive officer may receive any FY10 AIP award otherwise earned.

Each named executive officer will achieve an award of 100% of his or her targeted bonus level if the Company’s consolidated corporate results and the named executive officer’s respective division results achieve target levels. Performance above or below the target will result in a proportional payment above or below the target payout. Named executive officers receive 50% of their division and/or corporate target award upon achievement of 80% of the performance target; and up to 200% of their target award based on achievement of 120% of the performance targets. Awards are capped at the achievement of 200% of target award.

The threshold and target 2010 AIP Plan payouts to the Company’s named executive officers are as follows:

Named Executive Officer	Threshold(1)	Target(2)	Maximum(3)

Gordon A. Ulsh	$593,750	$1,187,500	$2,375,000
E.J. O’Leary	$178,750	$357,500	$715,000
Phillip A. Damaska	$87,500	$175,000	$350,000
Mitchell S. Bregman	$83,200	$166,400	$332,800
Barbara A. Hatcher	$78,750	$157,500	$315,000

(1)	Assumes both division and consolidated corporate results are at 80% of target and the Adjusted Net Income threshold is met.

(2)	Assumes both division and consolidated corporate performance are at target level.

(3)	Assumes both division and consolidated corporate performance are at maximum level.

The Committee believes the targets established for the named executive officers under the fiscal 2010 short-term cash incentive plan require significant performance at the division and corporate level, particularly in light of the current global economic downturn and uncertainty regarding the timing of any corresponding economic recovery.

Long-Term Equity Incentive Compensation

In 2004, the Company sought and received approval from its stockholders for the creation of the 2004 Plan. As originally designed, the 2004 Plan permitted the award of options, restricted stock and performance unit awards, the latter being payable in cash or stock. In December 2006, the Board amended the 2004 Plan to provide for the award of restricted stock units (“RSU”). The Committee oversees the administration of the 2004 Plan. As noted in other sections of this proxy statement, the Company is seeking approval of the 2009 Stock Incentive Plan which, if approved by the Company’s stockholders, will provide up to four million shares available for future awards.

The Committee believes that long-term equity incentive compensation issued under the 2004 Plan should be a significant element of total compensation for the Company’s named executive officers because it is designed to align management’s performance with long-term stockholder value, principally through the issuance of equity securities.

Long-term equity incentive compensation is based, in part, on recommendations from the Company’s independent compensation consultant and comparative market data and peer group data. The Committee’s determination of the amount and relative weight of equity awards as part of total compensation is also based on the philosophy that, in light of the current number of outstanding shares of common stock, average annual equity awards to management should not exceed 1% of that total to avoid diluting the holdings of non-employee stockholders. Consequently, the Committee may vary the type and amount of long-term equity compensation to preserve this ratio and avoid equity award rates that would prematurely exhaust the 2004 Plan’s reserve of stock and options available for future awards. Additionally, the Committee, based upon the recommendation of the CEO, may provide interim awards of long-term equity to employees in recognition of extraordinary contributions.

The relative weighting of equity and cash performance units within the long-term incentive plan is based on various factors, including the number of remaining shares (options, restricted stock and RSUs) available for grant under the 2004 Plan and the anticipated vesting rate for previous grants. The Committee includes a performance unit payable in cash in the annual long-term incentive compensation grants when, in light of the prevailing price of the Company’s common stock on The NASDAQ Global Market, issuance solely of equity would disproportionately reduce the number of remaining options, restricted stock and RSUs available for grants under the 2004 Plan.

Long-term incentive awards have generally been established as a percentage of base salary for the Company’s named executive officers, subject to annual review by the Committee. These targets, when combined with base salary and short-term cash incentive compensation targets, are intended to provide total compensation to the named executive officers between the 50th and 75th percentiles based on market survey data. For fiscal 2009 and fiscal 2010, Mr. Ulsh’s long-term equity incentive compensation award is set at 300% of base salary, and Mr. O’Leary’s long-term equity incentive compensation award is set at 150% of base salary. The target for the Company’s other named executive officers is set at 125% of base salary. As compared to the Company’s other named executive officers, the long-term equity incentive awards for the CEO and COO are set significantly higher as a result of their global responsibilities and to ensure total compensation near the 75th percentile based on market survey data.

On May 15, 2008, the Board approved for the CEO and the Committee approved for other named executive officers, fiscal 2009 long-term equity incentive compensation awards. For the CEO, the Board approved an award of 300% of base salary equally weighted between three types of awards: options, RSUs and a performance unit cash award. The value of each award type is equal to 100% of the CEO’s fiscal 2009 base salary and will vest on the later of June 30, 2010 or June 30, 2011 if Mr. Ulsh and the Board agree to extend his employment term for an additional year. The CEO’s performance unit cash award requires the Company to meet a Consolidated EBITDA target for the fiscal year ended March 31, 2010. Payment of the performance unit cash award will only be made after conclusion of the performance period as follows: (1) 80% of the performance unit award upon achievement of 75% of the target, (2) 100% of the performance unit award upon achievement of 100% of the target and (3) up to 200% of the performance unit award upon achievement of 130% of the target. In setting the threshold and target Adjusted EBITDA at levels consistent with the Company’s long-term strategic plan that require year-over-year improvement, the Board will retain the ability to use discretion to reduce Mr. Ulsh’s award if certain non-financial goals and objectives are not achieved. The Committee recommended a performance unit award for Mr. Ulsh in order to preserve the number of shares available under the 2004 Plan for future grants, as well as to provide the Company with the benefits of corporate tax deductibility under Section 162(m) of the Internal Revenue Code.

With regard to other named executive officers, the Committee reviewed the amount of shares remaining in the 2004 Plan and determined that the fiscal 2009 long-term equity incentive compensation awards should provide for an allocation of 75% options and 25% restricted stock in order to facilitate the goal of limiting the aggregate number of shares issued under annual grants. The Committee awarded restricted stock to the other named executive officers and all other U.S. 2004 Plan participants. The Committee awarded RSUs to non-U.S. 2004 Plan participants, as such form of stock award can provide tax advantages in such foreign jurisdictions. The fiscal 2009 RSU grants will vest ratably over five years.

For fiscal 2010 awards, the Committee considered the reduction in the per-share price of the Company’s common stock since the May 2008 grant, as well as the limited number of restricted shares or RSU awards remaining under the 2004 Plan, and the Committee, in consultation with Watson Wyatt, developed a plan weighted significantly on performance units payable in cash.

On May 4, 2009, the Board approved for the named executive officers, fiscal 2010 long-term equity incentive compensation awards. For the CEO, the Board approved an award equal to 300% of base salary weighted between three types of awards: options, RSUs and a performance unit cash award. The value of each award type is equal to 100% of the CEO’s fiscal 2010 base salary then in effect. The performance unit cash award will vest on June 30, 2010, and the stock option and RSU awards will vest on the later of June 30, 2010 or June 30, 2011 if Mr. Ulsh and the Board agree to extend his employment term for an additional year. With regard to other named executive officers, the Board reviewed the amount of shares remaining in the 2004 Plan and the Committee’s commitment to limit annual grants of equity to no more than 1% of outstanding shares of common stock, and determined that the fiscal 2010 long-term equity incentive compensation awards should provide for an allocation of 70% performance unit cash awards and 30% stock options, the terms of which are described below under the captions “Options” and “Performance Unit Awards.” No restricted shares or restricted share units were delivered to management.

Options

The Committee views the granting of stock options as an integral element of the equity-based award program. Under the 2004 Plan, options vest over a three-year period and must be exercised within ten years of the grant date. An option’s value increases or decreases in connection with fluctuations in the price of the Company’s common stock. Consequently, the Committee believes that the option awards align executives’ interests with long-term stockholder return.

The number of options granted is based, in part, on the theoretical value of the options. The Committee has traditionally used the Black-Scholes Valuation Model (“BSVM”), a common fair value model. The BSVM uses a complex calculation designed to provide the theoretical value of an option at the date of grant. The BSVM calculates a probability distribution of future stock prices at a future exercise date by using an expected return equal to the risk-free rate of return. The return varies with the volatility of the security calculated as of the date of grant. Probability-weighted future payouts are then discounted back to present day dollars based on a risk-free rate of return. The parameters used in valuations include:

•	Volatility:	The tendency of the market price of the security underlying the option to fluctuate either up or down.

•	Risk Free Rate:	The theoretical rate of return attributed to an investment with zero risk.

•	Term:	The expected life of a stock option held by a Company employee before exercise or cancellation.

•	Grant Price:	Market value of stock price on day stock option was granted.

Because of the significant volatility in the price of the Company’s stock during the past year, the Committee determined that the use of a BSVM was not an appropriate valuation tool. Instead, the Committee determined that a 5% discount to the closing price on the grant date represented a fair valuation for the issuance of stock options. The Committee’s use of the BSVM or other valuation model will be evaluated prior to the approval of the fiscal 2011 long-term equity incentive plan grants.

Restricted Stock

The Committee traditionally included shares of restricted stock as a component of annual long-term equity awards. The Committee believes that the issuances of restricted stock that are not based on performance criteria should represent a small percentage of an overall equity award. The Committee believes restricted stock is a useful tool for employee retention and established a five-year vesting schedule for such awards. The

Committee uses the average closing price of the Company’s common stock for the ten trading days prior to the date of grant, but in no event less than the closing price of the Company’s common stock on the grant date. As a result of the limited number of restricted shares available under the 2004 Plan, no awards of restricted stock were made for fiscal 2010.

Restricted Stock Units

In December 2006, the Board approved amendments to the 2004 Plan, permitting it to award RSUs. The RSUs allow participants to defer the recognition of ordinary income associated with long-term equity incentive compensation awards until all RSUs have fully vested. In March 2007, the Committee awarded RSUs to 2004 Plan participants as part of compensation for the 2008 fiscal year. The awards vest ratably over a five-year period, but shares of common stock will not be delivered to the employees until the end of the full vesting period. If the recipient’s employment with the Company terminates prior to the end of the five-year period, the employee will receive stock certificates for any vested RSUs at the date of termination. As noted above, RSUs were also provided to the CEO and to non-U.S. Stock Plan participants for the fiscal 2009 grants. As a result of the limited number of restricted stock units available under the 2004 Plan, fiscal 2010 awards of restricted stock units were limited to the CEO.

Performance Unit Awards

Performance unit awards provide named executives officers with the opportunity to receive cash compensation upon the satisfaction of specific financial objectives established by the Committee for a specified performance period.

The Committee believes that, where possible, long-term incentive compensation awards should be weighted toward the issuance of equity awards. However, in fiscal 2007, the Committee evaluated the number of shares remaining in the Company’s 2004 Plan, and concluded that a sufficient number of shares would likely not be available for future equity awards unless cash awards were a significant component of that year’s long-term incentive compensation grants. Accordingly, the Committee determined that a performance award payable in cash would be necessary, and that such award would comprise 25% of the fiscal 2007 long-term incentive compensation award.

For the fiscal 2007 grants, as a result of review of financial data projections provided by management, the Committee established specific consolidated corporate performance goals based on Consolidated Corporate Adjusted EBITDA and return on assets, defined as net income divided by total assets (“ROA”) associated with the performance unit awards. Payment of the performance unit cash award was contingent on the achievement of targets for the period ended March 31, 2009. The Committee established a target award and three performance levels, a threshold performance level, at which 40% of the target award would be paid; a stretch performance level, at which 150% of the target award would be paid; and a maximum performance level, at which 200% of the target award level would be paid.

In setting the Consolidated Corporate Adjusted EBITDA and ROA targets, the Committee received advice from the independent compensation consultant retained at that time, regarding the expected relationship of Consolidated Corporate Adjusted EBITDA growth during the performance period to anticipated appreciation in market capitalization and the resulting increase in stockholder value, as well as the proposed performance targets and award payouts against companies in its peer group.

Based on audited financial results for fiscal 2009, the Consolidated Corporate Adjusted EBITDA was $252.7 million, or 96.4% of target. However, the ROA fell below the threshold level, resulting in no payment for that portion of the award. The threshold, target and actual payouts for the fiscal 2007 performance unit awards, were as follows:

Named Executive Officer	Threshold(1)	Target(2)	Actual

Gordon A. Ulsh	$200,000	$500,000	$214,650
Edward J. O’Leary	$40,625	$101,563	$43,601
Phillip A. Damaska	$21,000	$52,500	$22,538
Mitchell S. Bregman	$40,000	$100,000	$42,930
Barbara A. Hatcher	$33,750	$84,375	$36,222
Joel M. Campbell(3)	$37,500	$93,750	$40,247

(1)	Assumes corporate results exceed 85% of target Adjusted EBITDA and ROA.

(2)	Assumes corporate results exceed 100% of target Adjusted EBITDA and ROA.

(3)	Mr. Campbell retired as President — Industrial Energy Europe prior to the end of fiscal 2009. The Committee agreed to pay Mr. Campbell his full earned payout under the 2007 performance unit award.

The Committee did not include performance unit awards as a component of its fiscal 2008 long-term equity incentive grants, and with the exception of Mr. Ulsh’s award, the Committee did not grant performance unit cash awards as part of the fiscal 2009 long-term equity compensation award.

For fiscal 2010, the Board approved performance unit cash awards representing 70% of each named executive officer’s long-term equity incentive compensation value, exclusive of the CEO. The performance unit cash award will be based on total shareholder return. The initial price for determining total shareholder return was the closing price of the Company’s common stock on the grant date or the average closing price of the Company’s common stock for the ten (10) trading days prior to the grant date, whichever was greater. Consequently, the base measurement price was set at $6.29, the closing price of the Company’s common stock on May 4, 2009. For each $0.01 increase in the Company’s common stock price from $6.29, each named executive officer will receive $0.01 of his target performance unit cash award. The performance unit cash award is capped at the achievement of 200% of Target, or $18.87 per share. The Company must meet a three-year cumulative Consolidated Corporate Adjusted EBITDA threshold before any payment can be earned.

The Board approved a performance unit award for the CEO that requires specific consolidated corporate performance goals based on Adjusted EBITDA and Adjusted EPS, defined identically to the fiscal 2010 short-term cash incentive award discussed on pages 29-30 of this proxy statement. Payment of the performance unit cash award will be contingent on the achievement of these targets for the period ending March 31, 2010, which coincides with the expiration of the CEO’s employment agreement. Payment of the performance unit cash award will only be made after conclusion of the performance period as follows: (1) 80% of the performance unit award upon achievement of 75% of the targets, (2) 100% of the performance unit award upon achievement of 100% of the targets and (3) up to 200% of the performance unit award upon achievement of 130% of the targets. In setting the threshold and target Consolidated Corporate Adjusted EBITDA and Adjusted EPS levels, the Board believes the targets require significant operational and financial performance in light of the current global economy

The target and maximum fiscal 2010 performance unit cash awards to the Company’s named executive officers are as follows:

Named Executive Officer	Target(1)(3)	Maximum(2)(3)

Gordon A. Ulsh	$950,000	$1,900,000
E.J. O’Leary	$577,500	$1,155,000
Phillip A. Damaska	$306,250	$612,500
Mitchell S. Bregman	$291,200	$582,400
Barbara A. Hatcher	$275,625	$551,250

(1)	Assumes Target for both metrics for the CEO and 100% increase in stock price for other NEOs. While there is no specified Threshold for other NEOs, Mr. Ulsh receives a Threshold Award of $760,000 if the Company achieves 75% of Target for both metrics.

(2)	Assumes 200% of Target for both metrics for the CEO and 200% increase in stock price for other NEOs.

(3)	Mr. Ulsh’s award requires achievements of performance as of March 31, 2010, consistent with the expiration of his employment agreement. Performance for the other NEOS relates to share price appreciation through March 31, 2012.

Personal Benefits and Perquisites

The Company’s named executive officers are provided with disability insurance, as well as term life insurance equal to 150% of base salary, consistent with the Company sponsored program provided to other covered employees. These insurance benefits are also provided to all of the Company’s other U.S. salaried employees.

Named executive officers are also provided with health insurance, the cost of which is substantially assumed by the Company, consistent with the Company sponsored program provided to other covered employees and their families. Employee contributions for individual and family coverage are set annually by the Benefits Administration Committee. Medical evacuation insurance is provided for the Company’s named executive officers, as well as to other senior level employees with significant international travel. This benefit is extended to the spouse of a named executive officer if the executive is on a long-term assignment living outside his or her home country.

Named executive officers receive a monthly automobile allowance between $750 and $1,000.

The Company maintains a membership at a country club near the Company’s headquarters. Messrs. Ulsh and O’Leary have exclusive use of this membership so that they can entertain clients and conduct business development activities.

Post-Termination Compensation

401(k) Plan

The Company maintains an employee funded 401(k) plan under which the Company matches up to 50% of the employee’s contributions to the 401(k) plan up to the first 6% of such employee’s base salary, subject to the maximum contribution levels established by the IRS. The Company’s matching contributions vest ratably over five-years. Effective January 1, 2008, the Company amended its 401(k) plan to create a safe harbor plan for all salaried U.S. workers, as well as hourly workers not subject to collective bargaining agreements, to provide for Company contributions equal to 3% of the employee’s annual base salary, regardless of whether the employee contributes to the 401(k) plan. As a result of the limited participation of those employees eligible to participate in the 401(k) plan, the safe harbor plan was adopted so that individuals defined as “highly compensated employees” under applicable IRS and the United States Department of Labor standards, could make the maximum individual contributions to their 401(k) accounts. The Company contributions to the safe harbor plan, which are made at the time of each bi-weekly pay period and are allocated pursuant to the employees’ existing investment elections, are 100% vested at the time of the contribution.

Cash Balance and Pension Plans

The Company also maintains a Cash Balance Plan, under which the Company contributed to the Plan 5% of each U.S. employees’ annual base salary. Contributions to an employee’s Cash Balance Plan vest equally over five years. The Company’s contributions to the Cash Balance Plan were frozen as of May 15, 2006. The Committee will continue to evaluate the Cash Balance Plan based on future competitive market conditions for employee compensation.

GNB Industrial, which the Company acquired in 2000, operated a pension plan. Mr. Bregman and Ms. Hatcher participated in the plan while employees of GNB. This plan is managed by the Company but additional contributions to the plan were frozen as of December 31, 2000.

Employment Agreements and Severance Arrangements

The Committee recommends to the Board any retention and severance agreement for the Company’s CEO and approves such agreements for other named executive officers. The Company currently has a formal employment agreement only with Mr. Ulsh that establishes, among other compensation, the terms of any severance arrangements. The Committee has not authorized employment agreements with any other named executive officers, but may authorize severance agreements with other executives upon their departure from the Company. While the Company seeks to obtain non-competition and non-solicitation agreements when negotiating these severance agreements, such matters are left to the discretion of management in negotiating the individual terms of a separation agreement.

Gordon A. Ulsh Employment Agreement

Mr. Ulsh’s initial employment agreement provided for grants of stock options and restricted stock under the Company’s 2004 Plan. Unvested options and restricted stock were to be forfeited upon termination of employment. At the time of the commencement of Mr. Ulsh’s employment with the Company, he received equity awards consisting of 80,000 stock options and 100,000 shares of restricted stock, which vested equally over three years.

Mr. Ulsh’s employment agreement also provides compensation upon various termination events in exchange for a general release of claims. Upon resignation for good reason or termination by the Company without cause, Mr. Ulsh would receive the following: (1) earned but unpaid salary and unused vacation, (2) earned but unpaid short-term cash incentive awards from the fiscal year prior to the fiscal year in which termination occurs, (3) a pro-rated portion of the current fiscal year’s short-term cash incentive award (based on the number of days employed during such fiscal year) at the time the short-term cash incentive award is customarily paid, (4) a lump sum payment equal to 200% of the sum of annual base salary and target cash incentive award, (5) reimbursement of reasonable business expenses incurred up to the date of termination, and (6) COBRA premiums until the earlier of 18 months following termination and the time at which Mr. Ulsh is no longer eligible for such COBRA benefits. Reduction in base salary, short-term cash incentive award or benefits that qualify as good reason would not be used to calculate the compensation due to Mr. Ulsh.

In the event Mr. Ulsh’s employment is terminated for cause or he resigns without good reason, Mr. Ulsh’s severance is limited to earned but unpaid salary and unused vacation, earned but unpaid short-term cash incentive award from the fiscal year prior to the fiscal year in which termination occurs and unreimbursed reasonable business expenses measured up to the date of termination. If Mr. Ulsh’s termination is the result of permanent disability or death, he or his estate would receive all of the foregoing payments, as well as any short-term cash incentive awards earned pro rata through the date of termination.

Mr. Ulsh’s agreement also includes a confidentiality agreement, as well as provisions governing non-competition and non-solicitation of employees, clients and customers for two years following the date of termination.

Pursuant to Mr. Ulsh’s employment agreement, “good reason” is defined as: (1) a material adverse change in the executive’s title, role, or responsibilities, which shall include his failure to be elected as a member of the Board, (2) a reduction in base salary or other fixed compensation or failure to pay or provide such compensation within 30 days when due, (3) a requirement that the executive report to anyone other than the Board, or (4) a material adverse change in any pension, medical, health, savings, life insurance, or accident or disability plan, except for changes affecting all senior executives.

On January 31, 2008, the Company and Mr. Ulsh executed the Amended Agreement, which provides for a twenty-seven month employment period from April 1, 2008 through June 30, 2010. The employment period can be extended for an additional twelve months by mutual agreement of the parties no later than December 31, 2009.

The Amended Agreement increases Mr. Ulsh’s base salary to $950,000 for the period April 1, 2008 through March 31, 2009 and no less than $1,000,000 for the period April 1, 2009 through June 30, 2010. However, at the request of Mr. Ulsh, on January 28, 2009, the Board agreed to further amend the Amended Agreement to delay Mr. Ulsh’s base salary increase until such time as Mr. Ulsh notifies the Board. Mr. Ulsh’s target under the Company’s short-term cash incentive plan was also increased to 125% of base salary.

The Amended Agreement accelerates the dates on which certain incentive awards previously granted under the 2004 Plan vest and become non-forfeitable. Previously awarded shares of restricted stock that have not yet vested will vest and become non-forfeitable on June 30, 2010, and previously awarded RSUs that have not yet vested will vest and become non-forfeitable on the last day of Mr. Ulsh’s employment. Future awards of options, restricted stock and RSUs will vest and become nonforfeitable on the last day of Mr. Ulsh’s employment. In each case, subject to a limited exception in the event of Mr. Ulsh’s death or disability, any unrestricted share certificates will be issued six months after any restricted stock or RSU awards become non-forfeitable. All outstanding options will be exercisable for a period of three years following the last day of Mr. Ulsh’s employment.

Other Severance Arrangement

The Company’s other named executive officers are generally provided severance in an amount equal to twelve months salary paid over a twelve-month period following the date of termination of employment for any reason other than a “for cause” termination.

Incentive Plans

The Company’s named executive officers, as well as all other employees who receive grants of options and restricted stock under the Company’s 2004 Stock Incentive Plan, are provided with protections in the event of a change in control of the Company, as defined in the 2004 Plan. Pursuant to the various award agreements provided to employees, all unvested options and restricted shares will fully vest if, in connection with or within twelve months following the consummation of a change in control, an employee is involuntarily terminated by the successor company or business. Additionally, regardless of whether a named executive officer is terminated upon a change in control, any performance cash award will be paid at the achievement level at the time of the change in control prorated by the portion of the performance period in which the named executive officer worked.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee generally designs components of executive compensation to ensure full deductibility. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has, from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future in appropriate circumstances.

Beginning on April 1, 2006, the Company began accounting for stock-based compensation, including awards made under the 2004 Plan, in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“FAS 123R”).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the proxy statement.

Members of the Compensation Committee

Michael R. D’Appolonia (Chair)
Paul W. Jennings
Joseph V. Lash
John P. Reilly

FISCAL 2009 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Gordon A. Ulsh,	2009	$950,000	—	$654,924	$829,321	$1,464,807	$795	$38,944	$3,938,791
President and Chief Executive Officer	2008	$891,667	—	$617,556	$1,018,733	$1,738,140	$875	$34,650	$4,301,622
	2007	$800,000	$375,000	$310,337	$492,105	$1,270,400	$11,479	25,525	$3,284,846
Phillip A. Damaska,	2009	$350,000		$68,673	$86,294	$196,772	$(793)	$26,085	$727,031
Executive Vice President and Chief	2008	$290,083	—	$47,366	$84,876	$167,711	$(110)	$15,765	$605,691
Financial Officer	2007	$280,000	$75,000	$13,943	$38,375	$133,392	$5,016	$309,107	$854,833
Edward J. O’Leary,	2009	$521,708	—	$113,490	$150,684	$404,320	$(629)	$37,768	$1,227,341
Chief Operating Officer	2008	$437,892	—	$94,805	$154,321	$469,901	$(182)	$33,662	$1,190,398
	2007	$325,000	—	$35,564	60,234	$328,088	$6,993	$471,178	$1,227,057
Mitchell S. Bregman,	2009	$330,133	—	$95,248	$151,537	$226,719	$(28,554)	$25,392	$800,476
President — Industrial Energy	2008	$320,000		$75,916	$155,752	$422,159	$(8,775)	$20,550	$985,602
Americas	2007	$320,000	—	$22,995	$69,835	$324,320	$8,987	$20,200	$766,337
Barbara A. Hatcher,	2009	$292,800		$83,851	$118,581	$203,503	$(8,450)	$25,875	$716,160
Executive Vice President and General Counsel
Joel M. Campbell,	2009	$250,000	—	$333,881	$465,186	$272,050	$226	$437,077	$1,758,420
President — Industrial Energy Europe(1)	2008	$300,000	—	$63,888	$114,580	$45,488	$178	$459,150	$983,284

(1)	Mr. Campbell retired from the Company effective January 31, 2009.

(2)	Effective September 8, 2008, Mr. O’Leary’s base salary was increased to $550,000, Effective June 1, 2008, Mr. Bregman’s salary was increased to $332,800, and Ms. Hatcher’s salary was increased to $315,000 effective November 3, 2008. See “Compensation Discussion and Analysis — Elements of Compensation — Base Salary.”

(3)	Pursuant to his employment agreements, Mr. Ulsh received a bonus payment of $375,000. Mr. Damaska received a lump sum payment of $75,000 in connection with his previous promotion to the position of Senior Vice President during fiscal 2007.

(4)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2009, 2008 and 2007 financial statement reporting purposes related to stock awards, which include both restricted stock and restricted stock units. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information about these assumptions, refer to Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2009 and March 31, 2008 and Note 11 of the financial statements in our Annual report on Form 10-K for the fiscal year ended March 31, 2007.

(5)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for the fiscal 2009, 2008 and 2007 financial statement reporting purposes related to stock option awards. For our stock options compensation, expense is based on fair value, which is calculated using a BSVM. For additional information about these assumptions, refer to Note 9 of the Company’s financial statements in our Annual Report on Form 10-K for the fiscal years ended March 31, 2009 and March 31, 2008 and Note 11 of the financial statements in our Annual report on Form 10-K for the fiscal year ended March 31, 2007.

(6)	Payments made in fiscal 2009 in this column represent awards granted under the fiscal 2009 EP Plan, which was paid on June 12, 2009 and performance unit cash awards granted on September 21, 2006 and paid on June 23, 2009. Fiscal 2008 payments include awards under the fiscal 2008 EP Plan, which was paid on June 12, 2008 and performance unit cash awards granted on November 29, 2005 that were paid on June 17, 2008. Fiscal 2007 payments include awards under our fiscal 2007 EP Plan which was paid on June 22, 2007. For additional information regarding the EP Plan and performance unit cash awards, see pp. 28-29 and 33-34, respectively, of the CD&A above. This column also includes payments approved in February 2008 and paid in fiscal 2009 to the named executive officers resulting from the decision to increase various stock option exercise prices to address Internal Revenue Code Section 409A.

(7)	For fiscal 2008 and 2007, the Company’s change in pension values are valued at December 31, 2007 and December 31, 2006, respectively. Consistent with the Company’s adoption of FAS 158, the fiscal 2009 calculation is measured at March 31, 2009, the end of the fiscal year.

(8)	See the “All Other Compensation” table herein for additional information.

FISCAL 2009 ALL OTHER COMPENSATION TABLE

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2009.

						Company
						Contributions to
			Automobile	Executive	Tax	Retirement and	Expatriate
		Club Dues	Reimbursement	Relocation	Reimbursements	401(k) Plans	Payments
Name	Fiscal Year	($)	($)	($)	($)(1)	($)	($)(2)	Total ($)

Gordon A. Ulsh	2009	$12,220	$12,000	—	—	$14,724	—	$38,944
Phillip A. Damaska	2009	—	$11,400	—	—	$14,685		$26,085
Edward J. O’Leary	2009	$11,593	$11,400			$14,775	—	$37,768
Mitchell S. Bregman	2009	—	$11,400	—	—	$13,992	—	$25,392
Barbara A. Hatcher	2009	—	$11,400	—	—	$14,475	—	$25,875
Joel M. Campbell	2009	—	$13,231	$25,000	$28,967	$9,765	$360,115	$437,077

(1)	Includes gross up and reimbursement for relocation tax.

(2)	Expatriate payments made to Mr. Campbell during his temporary assignment in Germany include the following for fiscal 2009: $2,262 for reimbursement of housing expenses, net of a housing norm adjustment; goods and services allowance of $66,128; reimbursement of interest, taxes and maintenance of his U.S home of $26,464; tax equalization, subject to adjustment for German taxes of $237,609; and $27,652 for periodic travel to the United States for Mr. Campbell and his spouse during his ex patriate assignment.

FISCAL 2009 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information regarding equity and non-equity awards granted to the named executive officers in fiscal 2009.

									All Other
								All Other	Option	Exercise
								Stock Awards:	Awards:	or
								Number of	Number of	Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price	Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	of Option	Value of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/Sh)	Awards ($)(4)

Gordon A. Ulsh	05/15/2008	$950,000	$1,187,500	—	$760,000	$950,000	$1,900,000	63,887	90,649	$14.87	$1,830,201
	03/26/2009	$593,750	$1,187,500	$2,375,000	—	—	—	—	—
Phillip A. Damaska	05/15/2008	$140,000	$175,000	—	—	—	—	7,355	31,310	$14.87	$413,389
	03/25/2009	$87,500	$175,000	$350,000	—	—	—	—	—
Edward J. O’Leary	05/15/2008	$286.000	$357,500	—	—	—	—	12,231	52,063	$14.87	$687,407
	03/25/2009	$178,750	$357,500	$715,000	—	—	—	—	—
Mitchell S. Bregman	05/15/2008	$133,120	$166,400	—	—	—	—	6,725	28,626	$14.87	$377,959
	03/25/2009	$83,200	$166,400	$332,800	—	—	—	—	—
Barbara A. Hatcher	05/15/2008	$126,000	$157,500	—	—	—	—	5,674	24,153	$14.87	$318,898
	03/25/2009	$78,750	$157,500	$315,000	—	—	—	—	—
Joel M. Campbell	05/15/2008	$120,000	$150,000	—	—	—	—	6,305	26,837	$14.87	$354,343
	03/25/2009	—	—	—	—	—	—	—	—

(1)	The columns illustrate the potential value of payments under the fiscal 2009 EP Plan approved by the Board on May 15, 2008 and the fiscal 2010 Annual Incentive Plan (“AIP Plan”) approved by the Board in fiscal 2009, but for which payments will not be made until the conclusion of fiscal 2010. Payments for the fiscal 2010 AIP Plan are calculated based on the assumption that threshold, target and maximum goals are satisfied. No maximum goals were established for the fiscal 2009 EP Plan, as awards were uncapped. Additionally, awards are based upon consolidated corporate results and, with regard to Messrs. Bregman and Campbell, their respective division’s performance. Performance unit cash awards are calculated based on the assumption that threshold, target or maximum goals are satisfied for the metrics established at the time of grant. For additional information regarding the EP and AIP Plans refer to pages 28-30 of the Company’s proxy statement above.

(2)	The columns illustrate the potential value of potential payments under the performance unit cash awards issued on May 15, 2008 to Mr. Ulsh. Payments for the performance unit cash awards are calculated based on the assumption that threshold, target or maximum goals are satisfied for the metrics established at the time of grant. Additionally, payments are based on performance for the two-year period ending March 31, 2010. For additional information regarding the performance unit cash awards refer to pp. 31-32 of the Company’s proxy statement above.

(3)	This column shows the number of restricted shares units granted to Mr. Ulsh and restricted stock granted to the other named executive officers in fiscal 2009.

(4)	The amounts in this column reflect the grant date fair value computed in accordance with FAS 123R for fiscal 2009 financial statement reporting purposes related to stock awards. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For our stock options, grant date fair value is calculated using a BSVM. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

FISCAL 2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

This table provides information on the current holding of stock options, restricted stock and restricted stock units for the named executive officers.

	Stock Awards							Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
	Option	Options	Options	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#)(1)	(#)(2)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)(1)	Date	Date(2)	(#)(3)	($)(4)

Gordon A. Ulsh	4/2/2005	230,000	0	$13.22	08/29/15	04/2/2005	12,000	$36,000
	11/29/2005	198,925	0	$4.46	11/28/15	11/29/2005	40,186	$120,558
	09/21/2006	221,467	110,733	$3.66	09/21/16	09/21/2006	82,440	$247,320
	3/22/2007	127,959	63,980	$8.84	03/22/17	03/22/2007	95,251	$285,753
	5/15/2008	0	90,649	$14.87	05/15/18	05/15/2008	63,887	$191,661

Phillip A. Damaska	1/31/2005	12,000	0	$13.41	08/29/15	01/31/2005	600	$1,800
	11/29/2005	16,000	0	$4.46	11/28/15	11/29/2005	2,573	$7,719
	9/21/2006	23,267	11,633	$3.66	09/21/16	09/21/2006	8,640	$25,920
	3/22/2007	11,197	5,598	$8.84	03/22/17	03/22/2007	8,335	$25,005
						06/29/2007	2,800	$8,400
	5/15/2008	0	31,310	$14.87	5/15/18	05/15/2008	7,355	$22,065

Edward J. O’Leary	6/6/2005	30,000	0	$5.09	08/29/15	06/6/2005	2,000	$6,000
	11/29/2005	1,785	0	$4.46	11/28/15	11/29/2005	3,285	$9,855
	9/21/2006	45,000	22,500	$3.66	09/21/16	09/21/2006	16,740	$50,220
	03/22/2007	21,660	10,830	$8.84	03/22/17	03/22/2007	16,124	$48,372
	5/15/2008	0	52,063	$14.87	5/15/18	05/15/2008	12,231	$36,693

Mitchell S. Bregman	10/13/2004	20,000	0	$15.82	08/29/15	10/13/2004	600	$1,800
	11/29/2005	30,118	0	$4.46	11/28/15	11/29/2005	4,844	$14,532
	9/21/2006	44,267	22,133	$3.66	09/21/16	09/21/2006	16,500	$49,500
	3/22/2007	21,327	10,663	$8.84	03/22/17	03/22/2007	15,876	$47,628
	5/15/2008	0	28,626	$14.87	5/15/18	05/15/2008	6,725	$20,175

	Stock Awards							Market
		Number of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
	Option	Options	Options	Exercise	Option	Stock	Have Not	Have Not
	Grant	(#)(1)	(#)(2)	Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)(1)	Date	Date(2)	(#)(3)	($)(4)

Barbara A. Hatcher	10/13/2004	10,500	0	$15.82	08/29/15	10/13/2004	420	$1,260
	11/29/2005	9,954	0	$4.46	11/28/15	11/29/2005	1,601	$4,803
	9/21/2006	37,400	18,700	$3.66	9/21/16	09/21/2006	13,920	$41,760
	3/22/2007	17,994	8,997	$8.84	3/22/17	03/22/2007	13,395	$40,185
						06/29/2007	2,800	$8,400
	5/15/2008	0	24,153	$14.87	5/15/18	05/15/2008	5,674	$17,022

Joel M. Campbell(5)	9/21/2006	14,933	0	$3.66	09/21/16	9/21/2006	0	0
	10/20/2006	25,632	0	$3.83	10/20/16	10/20/2006	0	0
	3/22/2007	29,990	0	$8.84	3/22/17	3/22/2007	0	0
	5/15/2008	26,837	0	$14.87	5/15/2008	5/15/2008	0	0

(1)	The 2004 Plan was amended effective August 22, 2007 to provide that the exercise price would be equal to the closing price of the Company’s common stock on the grant date or the average closing price of our common stock for the ten days preceding the grant date, whichever is higher. On February 18, 2008, the executive officers and directors executed amendments to the option awards approved by the Board and granted to non-employee directors and executive officers where the exercise price was lower than closing price of the Company’s common stock on the grant date.

(2)	All stock grants listed in this column represent restricted stock, with the exception of the March 22, 2007 grant of restricted stock units for all the named executive officers and Mr. Ulsh’s May 15, 2008 award.

(3)	Mr. Ulsh received two grants of restricted stock in connection with the commencement of his employment on April 2, 2005. The grant of 100,000 shares vests equally over three years. Mr. O’Leary received two grants of restricted shares in connection with the commencement of his employment on June 6, 2005. The grant of 12,000 shares vests equally over three years. All other grants of restricted stock vest 20% each year for five years from the date of grant. All grants of stock options vest equally each year for three years from the date of grant.

(4)	The market value of unvested restricted stock is based on the $3.00 closing price of our stock on The NASDAQ Global Market on March 31, 2009.

(5)	In exchange for his agreement to provide certain consulting services without remuneration, the Committee agreed to accelerate the vesting of any outstanding stock options, restricted stock and restricted stock units to January 31, 2009, to coincide with Mr. Campbell’s retirement.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information for the named executive officers, on (1) stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(6)	(#)(7)	($)(6)

Gordon A. Ulsh(1)	—	—	118,723	$973,169
Phillip A. Damaska(2)	—	—	8,245	$53,315
Edward J. O’Leary	—	—	17,706	$162,035
Mitchell S. Bregman(3)	—	—	13,813	$78,801
Barbara A. Hatcher(4)	—	—	11,025	$72,017
Joel M. Campbell(5)	20,283	$208,562	46,307	$182,271

(1)	Mr. Ulsh forfeited 11,666 of the shares listed above to pay withholding tax obligations related to the vested shares.

(2)	Mr. Damaska forfeited 935 of the shares listed above to pay withholding tax obligations related to the vested shares.

(3)	Mr. Bregman forfeited 2,510 of the shares listed above to pay withholding tax obligations related to the vested shares.

(4)	Ms. Hatcher forfeited 1,506 of the shares listed above to pay withholding tax obligations related to the vested shares.

(5)	Mr. Campbell forfeited 17,255 of the shares listed above to pay withholding tax obligations related to the vested shares.

(6)	Values based on the closing price of our common stock on the respective exercise or vesting dates. Where the vesting date occurred on a Saturday or Sunday, we used the closing price on the last market date prior to the vesting date.

(7)	All vested stock listed in this column represents vested restricted stock and vested, non-forfeitable restricted stock units (whether shares have been delivered or not delivered).

FISCAL 2009 PENSION BENEFITS TABLE

The table below sets forth information on the pension benefits for the named executive officers.

		Number	Present
		of Years	Value of	Actual	Payments
		Credited	Accumulated	Cash Balance	During Last
		Service	Benefit	Account	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)

Gordon A. Ulsh	Cash Balance	4.00	$23,852	$25,141	—
Phillip A. Damaska	Cash Balance	4.00	$13,500	$18,034	—
Edward J. O’Leary	Cash Balance	4.00	$13,360	$17,847	—
Mitchell S. Bregman(2)	GNB	21.67	$206,902	—	—
	Cash Balance	8.00	$55,784	$70,688	—
Barbara A. Hatcher(2)	GNB	3.33	$34,818	—	—
	Cash Balance	8.00	$49,963	$66,740
Joel M. Campbell	Cash Balance	3.00	$6,594	$7,136	—

(1)	Consistent with the Company’s adoption of FAS 158, benefits are valued based on years of service as of March 31, 2009.

(2)	Mr. Bregman and Ms. Hatcher participated in a pension plan with GNB Industrial, which merged with the Company in 2000. This plan is managed by the Company but was frozen as of December 31, 2000.

FISCAL 2009 DIRECTOR COMPENSATION TABLE

Directors who are employees receive no additional compensation or retirement benefits for serving on the board or its committees. In fiscal 2009, we provided the following annual compensation to our non-employee directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)	($)

John P. Reilly, Chairman	$170,000	$31,630	—	$201,630
Herbert F. Aspbury	$88,750	$31,630	—	$120,380
Michael R. D’Appolonia	$95,000	$31,630	—	$126,630
David S. Ferguson	$85,000	$31,630	—	$116,630
Paul W. Jennings	$78,500	$31,630	—	$110,130
Joseph V. Lash(3)	$74,000	0	0	$74,000
Michael R. Ressner	$91,250	$31,630	—	$122,880
Carroll R. Wetzel	$91,000	$31,630	—	$122,630

(1)	This column represents the amount of cash compensation earned by the non-employee directors for meeting fees, annual retainer, Chairman retainer and Committee Chair retainers.

(2)	The amounts in this column reflect the compensation expense recognized in accordance with FAS 123R for fiscal 2009 financial statement reporting purposes related to stock awards. The grant date fair value of the awards granted to each director was $56,092. For our stock awards, compensation expense is based on fair value, which is calculated using the closing price of our common stock on the date of grant. For additional information, refer to Note 9 of our financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

(3)	Mr. Lash accepted annual director retainer and meeting fees for fiscal 2009, but opted only to receive stock or option awards beginning with any award that follows his election at the 2009 Annual Meeting of Stockholders.

Each non-employee director receives an annual cash retainer of $50,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer of $90,000 payable prospectively in quarterly installments. The Chairman of the Audit Committee and Compensation Committee receive an additional annual cash retainer of $15,000. The Chairman of each of the Finance Committee and the Nominating and Corporate Governance Committee receives an additional annual cash retainer of $10,000. Each member of the Board also receives $1,500 for each Board or committee meeting attended in person and $1,000 for each Board or committee meeting attended telephonically. On September 9, 2008, the Board approved the annual non-employee director equity compensation of $70,000, comprised entirely of 5,942 restricted stock units. The restricted stock units become non-forfeitable at the conclusion of the director’s annual service, but stock certificates will not be issued until retirement from the Board.

Directors who are also employees of our Company receive no additional compensation for service as a director. Additionally, we do not provide retirement benefits to non-employee directors under any current program.

FISCAL 2009 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The tables and narratives describe the potential payments to each named executive officer upon termination, other than Mr. Campbell, who retired as President — Industrial Energy Europe prior to the end of fiscal 2009. Mr. Campbell did not receive any payments upon retirement other than (1) his full year payout under the EP Plan approved by the Committee, (2) his full period payout under his 2007 performance unit award approved by the Committee and (3) $25,000 for his relocation to the United State following his retirement, all of which is described in greater detail above under the caption “Compensation Discussion and Analysis.” In accordance with SEC rules, all other information described in this section is presented as if a triggering event occurred on March 31, 2009.

				Termination
		Termination	Termination	w/o Cause within
		w/o Cause or by	w/ Cause or	12 months after a
		employee for	by employee w/o	Change in
Name	Benefit	Good Reason	Good Reason	Control	Death	Disability

Gordon A. Ulsh	Base salary(1)	$1,900,000	—	$1,900,000	—	—
	Bonus/EP(2)	$3,456,813	$1,081,813	$3,456,813	$1,081,813	$1,081,813
	Stock Options(3)	—	—	—	—	—
	Restricted shares/RSU(4)	—	—	$881,292	—	—
	Performance Unit Cash Award(5)	—	—	$689,650	$689,650	$689,650
	COBRA(6)	$11,595	—	$11,595	—	—
	Tax Gross-Up(7)	—	—	—	—	—

(1)	Values based on Mr. Ulsh’s base salary in effect as of March 31, 2009. Also assumes there would be no change in the terms of Mr. Ulsh’s employment agreement after a change in control. In addition to the amount listed above, Mr. Ulsh would also receive earned but unpaid salary and earned but unpaid vacation through the date of termination under any circumstance, including death or disability.

(2)	Mr. Ulsh is entitled to receive any earned but unpaid bonus for the prior fiscal year regardless of the nature of the termination, including death or disability. For purposes of this table, the actual fiscal 2009 EP payout was used. With the exception of a termination for cause, Mr. Ulsh would be entitled to a pro rata portion of any bonus paid in the succeeding fiscal year based on the service during the fiscal year in which employment ceases.

(3)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the $3.00 closing price of our common stock on March 31, 2009. Excludes valuation of shares otherwise exerciseable at March 31, 2009.

(4)	Values based on the number of shares that would vest upon termination multiplied by the $3.00 closing price of our common stock on March 31, 2009.

(5)	Value is based on a termination at March 31, 2009 and actual payment made for fiscal 2007 award paid on June 23, 2009 and target level reached for performance unit cash awards for fiscal 2009 award.

(6)	Based on rates in effect as of March 31, 2009 and assumes full 18 months of COBRA eligibility.

(7)	Calculations based on the assumed excise tax under Section 280G of the Internal Revenue Code for the change in control payment at March 31, 2009. This calculation does not incorporate any requirements of Internal Revenue Service Code §409A.

						Termination w/o
						Cause within
		Termination	Voluntary			12 months after a
Name	Benefit	w/o Cause(1)	Termination(2)	Death	Disability	Change in Control

Phillip A. Damaska	Base salary(1)	$350,000	—	—	—	$350,000
	Stock Options(2)	—	—	—	—	$0
	Restricted Shares/RSU(3)	—	—	—	—	$90,909
	Performance Unit Cash Award(4)	—	—	$22,538	$22,538	$22,538
Edward J. O’Leary	Base salary(1)	$550,000	—	—	—	$550,000
	Stock Options(2)	—	—	—	—	$0
	Restricted Share/RSU(3)	—	—	—	—	$151,140
	Performance Unit Cash Award(4)	—	—	$43,601	$43,601	$43,601
Mitchell S. Bregman	Base salary(1)	$332,800	—	—	—	$332,800
	Stock Options(2)	—	—	—	—	$0
	Restricted Shares/RSU(3)	—	—	—	—	$133,635
	Performance Unit Cash Award(4)	—	—	$42,930	$42,930	$42,930
Barbara A. Hatcher	Base salary(1)	$315,000	—	—	—	$315,000
	Stock Options(2)	—	—	—	—	$0
	Restricted Shares/RSU(3)	—	—	—	—	$113,430
	Performance Unit Cash Award(4)	—	—	$36,222	$36,222	$36,222

(1)	Upon termination by the Company, Ms. Hatcher and Messrs. Bregman, Damaska and O’Leary would receive one year of severance, regardless of whether they obtain employment elsewhere during such year. Assumes there would be no change in severance policy after a change in control.

(2)	Values shown were determined by multiplying the number of “in the money” options that would vest upon termination by the difference between the exercise price and the closing price of our stock on March 31, 2009. Excludes valuation of shares otherwise exerciseable at March 31, 2009.

(3)	Values based on the number of shares not vested at March 31, 2009 multiplied by the closing price of our common stock on March 31, 2009. Excludes valuation of shares otherwise vested or non-forfeitable at March 31, 2009.

(4)	Value is based on a termination at March 31, 2009 and actual payment made for fiscal 2007 award paid on June 23, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of July 10, 2009, concerning:

•	each person whom we know beneficially owns more than five percent of our common stock;

•	each of our directors and nominees for the Board;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, GA 30004.

We determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to our company, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 75,530,308 shares of common stock outstanding at June 30, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we included outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 10, 2009. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

5% Stockholders
Jeffrey L. Gendell(1)	23,706,133	31.4%
C/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 1st Floor Greenwich, CT 06830

Directors and Executive Officers(2)
Herbert F. Aspbury	37,237	*
Michael R. D’Appolonia	57,070	*
David S. Ferguson	52,390	*
Paul W. Jennings	38,394	*
Joseph V. Lash	0	*
John P. Reilly	63,071	*
Michael P. Ressner	51,307	*
Gordon A. Ulsh(3)	1,550,482	2.0%
Carroll R. Wetzel	72,293	*
Mitchell S. Bregman	182,222	*
Phillip A. Damaska	139,265	*
Barbara A. Hatcher	134,334	*
Edward J. O’Leary	249,695	*
All Directors and executive officers as a group (18 persons)	2,894,584	3.8%

*	Represents less than 1% of the outstanding common stock.

(1)	The information reflects the Schedule 13D/A filed with the SEC on November 10, 2008 filed jointly by Jeffrey L. Gendell (“Mr. Gendell”) and the entities described below. Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P. a Cayman Islands limited partnership (“TMF”). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”) and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership (“T25”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. TMF directly owns 2,429,800 shares of Common Stock. TCP directly owns 9,831,729 shares of Common Stock. TP directly owns 7,123,781 shares of Common Stock. T25 directly owns 1,177,740 shares of Common Stock. TOA beneficially owns 3,142,083 shares of Common Stock. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer’s securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA, TOF and T25.

(2)	Includes shares of our common stock that may be acquired by exercise of stock options or in connection with vesting of restricted stock units within 60 days of July 10, 2009 for directors and executive officers as follows: Messrs. D’Appolonia, Reilly and Ressner, 38,228 shares each; Messrs. Ferguson and Wetzel, 36,116 shares each; Messrs. Aspbury and Jennings, 30,443 each; Mr. Ulsh, 884,720 shares; Mr. Bregman, 135,817 shares; Mr. Damaska, 78,447 shares; Mr. O’Leary, 126,550 shares; Ms. Hatcher, 92,811 and all directors and executive officers as a group, 1,497,353 shares.

(3)	Includes 416,674 shares held in the Gordon A. Ulsh and Laurie J. Ulsh, J/R/L/T/A, dated June 21, 1996, as amended, of which Mr. Ulsh and his spouse are trustees. Mr. Ulsh continues to report beneficial ownership of shares of the issuer held for the account of the trust but disclaims beneficial ownership (except to the extent of the pecuniary interest of Mr. Ulsh and his spouse) in the trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors, executive officers and 10% stockholders complied during fiscal 2009 with the reporting requirements of Section 16(a), with the exception of the following: Joel M. Campbell filed a Form 4 reflecting the exercise of certain stock options. The form was filed on August 25, 2008, twelve days late. Paul W. Jennings filed a Form 4 reflecting the annual grant of director equity. The form was filed on September 12, 2008, one day late. Louis A. Martinez, our Vice President, Corporate Controller and Chief Accounting Officer, filed his initial Form 3 reflecting his initial statement of beneficial ownership on April 9, 2008, two days late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Corporate Governance Guidelines, as well as the written Related Party Transaction Policy adopted by the Board on March 22, 2007, the Audit Committee is responsible for the review of “related person transactions” between the Company and related persons, including directors, executive officers, director nominees, 5% stockholders of the Company, as well as the immediate family members of each of the foregoing individuals. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

We annually solicit information from our directors and executive officers in order to monitor potential conflicts of interest. Director nominees are also requested to provide us the foregoing information. The Audit Committee considers whether any proposed related person transaction is on terms and conditions that are reasonable under the circumstances and in the best interest of stockholders. No related person transactions were reported.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2009 ANNUAL MEETING

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals.  For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than March 26, 2010. Such proposals must also comply with Section 2.03 of our Bylaws and SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Exide Technologies
13000 Deerfield Parkway
Building 200
Milton, Georgia 30004
Attn: Corporate Secretary
Fax: (678) 566-9229

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, the stockholder must be made in accordance with the provisions of our Bylaws, which require the stockholder to, among other things: (1) comply with all applicable requirements of the Exchange Act, (2) provide the information required by Section 2.03 of our Bylaws and (3) give timely notice to our Corporate Secretary. In general, this notice must be received by our Corporate Secretary:

•	not earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the 2009 annual meeting of stockholders, or May 19, 2010; and

•	not later than the close of business on the ninetieth day prior to the first anniversary of the 2009 annual meeting of stockholders, or June 18, 2010.

However, if the 2010 annual meeting of stockholders is moved more than 30 days before or more than 70 days after September 16, 2009, then notice must be delivered by the stockholder not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company.

Nomination of Director Candidates.  You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendation should include the nominee’s name and qualification for Board membership and should be directed to our Corporate Secretary at the address of our company’s principal executive offices set forth above.

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must comply with the provisions of our Bylaws described briefly above. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaws Provisions.  You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant provisions of our Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.

The Board does not provide a process for stockholders to send other communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, including the financial statements and the financial statement schedules filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Brad S. Kalter, Corporate Secretary at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials.  The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Our company and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or our company that they or our company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy statement, or if you are receiving multiple copies of the Notice of Internet Availability or proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Exide Technologies, 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004 or by calling Investor Relations at (678) 566-9000.

Proxy Solicitation Costs.  We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

APPENDIX A

EXIDE TECHNOLOGIES

2009 Stock Incentive Plan

1. Purpose.  The purpose of the 2009 Stock Incentive Plan is to attract and retain non-employee directors, officers, key employees and certain consultants of Exide Technologies, a Delaware corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2. Definitions.  As used in this Plan,

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 14 of this Plan, such committee (or subcommittee).

(d) “Cash Award” means a bonus opportunity awarded under Section 11 of the Plan pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the agreement or, if no agreement is entered into with respect to the Cash Award, other documents evidencing the award (the “Cash Award Agreement”).

(e) “Change in Control” has the meaning set forth in Section 15 of this Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 13 of this Plan.

(h) “Company” means Exide Technologies, a Delaware corporation.

(i) “Continuous Service” refers to the absence of any interruption or termination of service as an employee, Director or consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or applicable law, or unless provided otherwise pursuant to Company policy, as adopted from time to time; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or their respective successors. Changes in status between service as an employee, a Director and a consultant will not constitute an interruption of Continuous Service.

(j) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(k) “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(l) “Detrimental Activity” means, unless otherwise defined by the Board:

(i) Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, installs or utilizes such product, service, or system, or engages in such business activity.

(ii) Soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary.

(iii) The disclosure (unless required by applicable law) to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by the Participant during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter.

(iv) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries.

(v) Activity that results in Termination for Cause. For the purposes of this Section, ‘‘Termination for Cause” shall mean a termination:

(A) due to the Participant’s willful and continuous failure to substantially perform the duties for which he or she is employed,

(B) due to the Participant’s willful violation of a material Company policy,

(C) due to the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty or other willful misconduct,

(D) due to the Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Company, or

(E) due to an act of dishonesty on the part of the Participant resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary.

The Committee may in its discretion determine whether a Participant’s termination is a Termination for Cause. The Committee’s determination shall be final and binding upon the Participant, the Company and all other affected persons. The definition herein of “Termination for Cause” shall not in any way limit the Company’s ability to terminate a Participant’s employment at any time.

(vi) Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(m) “Director” means a member of the Board of Directors of the Company.

(n) “Effective Date” means the date that this Plan is approved by the stockholders of the Company.

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q) “Existing Plans” means the Exide Technologies 2004 Stock Incentive Plan and the Exide Technologies 2004 Stock Incentive Plan as amended and restated effective August 22, 2007.

(r) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(s) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(t) “Management Objectives” means one or more of the following selected by the Board to measure Company, affiliate, and/or business unit performance for a Performance Period, whether in absolute or relative terms (including, without limitation, terms relative to a peer group or index): basic, diluted, or adjusted earnings per share; free cash flow; operating cash flow; sales or revenue; earnings before interest, taxes, and other adjustments (in total or on a per share basis); basic or adjusted net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; total shareholder return; and product development, product market share, research, licensing, litigation, human resources, information services, mergers, acquisitions, sales of assets of affiliates or business units. Each such measure shall be to the extent applicable, determined in accordance with generally accepted accounting principles as consistently applied by the Company (or such other standard applied by the Committee) and, if so determined by the Board, and in the case of a Qualified Performance-Based Award, to the extent permitted under Section 162(m) of the Code, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Management Objectives may vary from Performance Period to Performance Period and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative.

(u) “Market Value per Share” means as of any particular date (the “Determination Date”), the following:

(i) Prior to May 5, 2011, (a) the average closing price of the Common Stock for the ten consecutive trading days immediately preceding, but not including, the Determination Date as reported on the Nasdaq Stock Market; or (b) if such shares of Common Stock are not traded on the Nasdaq Stock Market but are quoted on the New York Stock Exchange or the American Stock Exchange, or a successor system, the average closing price of the Common Stock for the ten consecutive trading days immediate preceding, but not including, the Determination Date; or (c) if such shares of Common Stock are not traded on the Nasdaq Stock Market or on any other national securities exchange, but are otherwise traded in the over-the-counter market, the average mean between the representative bid and asked prices for the ten consecutive trading days immediately preceding, but not including, the Determination Date; or (d) if subsections (a) through (c) hereof do not apply, the fair market value established in good faith by the Board. Notwithstanding the previous sentence, in the event the Market Value per Share, as calculated under subsections (a) through (d) hereof, is less than the closing price of the Common Stock on the Date of Grant, then the Market Value per Share shall be equal to the closing price of the Common Stock on the Date of Grant.

(ii) Effective May 5, 2011, the closing sale price of the Common Stock as reported on the Nasdaq Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for the Common Stock, the Market Value per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board.

(iii) The Board is authorized to adopt another fair market value pricing method, including, but not limited to, the method set forth in subsection (i) hereof, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(v) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(w) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(x) “Option Price” means the purchase price payable on exercise of an Option Right.

(y) “Option Right” means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(z) “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, key employee or consultant of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each Non-Employee Director who receives or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee.

(aa) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(bb) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(cc) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(dd) “Plan” means this Exide Technologies 2009 Stock Incentive Plan.

(ee) “Qualified Performance-Based Award” means any award or portion of an award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ff) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 or 9 has expired.

(gg) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(hh) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive shares of Common Stock or cash at the end of a specified period.

(ii) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(jj) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(kk) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 13 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate 4,000,000 shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Shares of Common Stock covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares available under the Plan as of a given date shall not be reduced by any shares relating to prior awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any award granted under the Plan, any shares of Common Stock that were covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares covered by the Option Right being exercised shall reduce the aggregate plan limit described above; (B) shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (C) the number of shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in shares of Common Stock, and whether or not shares are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases shares with Option Right proceeds, those shares will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate plan limit described above

(b) Life of Plan Limits.  Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 13 of this Plan:

(i) The aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 4,000,000 shares of Common Stock; and

(ii) The number of shares of Common Stock issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan exceed 4,000,000 shares of Common Stock in the aggregate;

(iii) Awards will not be granted under Section 9 or Section 10 of the Plan to the extent they would involve the issuance of more than 4,000,000 shares in the aggregate; and

(iv) The aggregate maximum value as of the Date of Grant of Cash Awards granted under this Plan during any fiscal year of the Company to any one Participant on or after the Effective Date shall not exceed U.S. $3,000,000.

(c) Individual Participant Limits.  Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 13 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year;

(ii) No Participant will be granted Qualified Performance Based Awards of Restricted Stock, Restricted Stock Units, Performance Shares or other awards under Section 10 of this Plan, in the aggregate, for more than 800,000 shares of Common Stock during any calendar year; and

(iii) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $3,000,000.

4. Option Rights.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment, or (iv) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of Continuous Service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant, a Change in Control or other sufficient reason.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(j) No Option Right will be exercisable more than 10 years from the Date of Grant.

(k) To the extent permitted by Section 409A of the Code, the Board reserves the discretion at or after the Date of Grant to provide for (i) the payment of a cash bonus at the time of exercise, (ii) the availability of a loan at exercise, and (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(l) The Board may substitute, without receiving Participant permission, Appreciation Rights payable only in shares of Common Stock (or Appreciation Rights payable in shares of Common Stock or cash, or a combination of both, at the Board’s discretion) for outstanding Options; provided, however, that the terms of the substituted Appreciation Rights are substantially the same as the terms for the Options and the difference between the Market Value Per Share of the underlying shares of Common Stock and the Base Price of the Appreciation Rights is equivalent to the difference between the Market Value Per Share of the underlying shares of Common Stock and the Option Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

(m) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

5. Appreciation Rights.

(a) The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Rights may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, a Change in Control or other sufficient reason.

(v) Any grant may provide for the payment to the Participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.

(vi) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vii) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than three years, except that the restrictions may be removed ratably during the three-year period, on an annual basis, as determined by the Board at the Date of Grant.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock; provided, however, that, notwithstanding subparagraph (c) above, restrictions relating to Restricted Stock that vests upon the achievement of Management Objectives, may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or a Change in Control or other sufficient reason.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which may be subject to the same restrictions as the underlying award.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify. If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives then, notwithstanding anything to the contrary contained in subparagraph (c) below, such Restriction Period may not terminate sooner than one year from the Date of Grant. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (a) above, each such grant or sale will be subject to a Restriction Period of not less than three years, except that a grant or sale may provide that the Restriction Period will expire ratably during the three-year period, on an annual basis, as determined by the Board at the Date of Grant.

(d) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a Change in Control or other sufficient reason.

(e) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock, in an amount of cash equal to the Market Value per Share of the shares of Common Stock underlying the Restricted Stock Units, or may reserve to the Board the discretion to make payment in either cash or shares of Common Stock.

(g) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based

Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year), commencing with the Date of Grant as will be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, a Change in Control or other sufficient reason.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9. Awards to Non-Employee Directors.  The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of shares of Common Stock, Restricted Stock or Restricted Stock Units to Non-Employee Directors. Each grant of an award to a Non-Employee Director will be upon such terms and conditions as approved by the Board and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Unless otherwise determined by the Board, each grant will vest not earlier than the next annual meeting of the stockholders of the Company subsequent to the Date of Grant, subject to the Non-Employee Director remaining a Director through the date of such annual meeting. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a Non-Employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Board shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Board may grant shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

(d) Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

11. Cash Awards.  The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Cash Awards to Participants. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each Cash Award Agreement will specify Management Objectives or other performance criteria which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives or other performance criteria, as applicable, a minimum acceptable level of achievement and may set forth a formula for determining the amount of the Cash Award that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives or other performance criteria, as applicable. If Management Objectives are specified, the Cash Award Agreement will specify that, before the Cash Award will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(b) If a Cash Award Agreement specifies Management Objectives, the Cash Award shall not be earned and paid sooner than one year from the Date of Grant.

(c) Each Cash Award Agreement may specify a percentage of the target Cash Award that is intended to be a Qualified Performance-Based Award.

(d) Any Cash Award Agreement may specify that the amount payable with respect thereto may be paid by the Company in cash or other property, and may either grant to the Participant or retain in the Board the right to elect among those alternatives. To the extent that a Cash Award is paid in the form of cash, the Board may determine whether a payment is in U.S. dollars or foreign currency.

(e) Each Cash Award Agreement will specify the timing of payment of the Cash Award and, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for the payment of any Cash Award to be deferred to a specified date or event. All elective deferrals permitted pursuant to this Section 11(e) shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Board to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(f) Notwithstanding anything to the contrary contained in this Plan, any Cash Award Agreement may provide for earlier vesting of the Cash Award in the event of the retirement, death or disability of a Participant, a Change in Control, or other sufficient reason.

(g) Each Cash Award Agreement will contain such terms and provisions, consistent with the Plan, as the Board may approve.

12. Transferability.

(a) Except as otherwise determined by the Board, no Option Right, Appreciation Right, award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, Cash Award or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

13. Adjustments.

(a) The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

(b) In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such termination or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right.

(c) The Board shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 13; provided, however, that any such adjustment to the number specified in Section 3(c)(i) will be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

14. Administration of the Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c) The Board or, to the extent of any delegation as provided in Section 14(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan. The Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

15. Change in Control.  For purposes of this Plan, except as may be otherwise prescribed by the Board in an Evidence of Award, a “Change in Control” shall mean the occurrence of any of the following events:

(a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “Person” or “Group” of related persons (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934),

(b) the adoption of a plan relating to the liquidation or dissolution of the Company,

(c) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, but excluding, for this purpose, any options to purchase equity securities of the Company held by such Person or Group) of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances,

(d) the first day on which a majority of the members of the Board are not Continuing Directors, or

(e) such other event as the Board may determine by express resolution to constitute a Change in Control for purposes of this Plan.

‘‘Continuing Directors” means, as of any date of determination, any member of the Board who (i) was a member of the Board on the date this plan is approved by the Company’s stockholders or (ii) was nominated for election or elected to the Board with the approval of (a) a majority of the Continuing Directors who were members of the Board at the time of such nomination or election or (b) a majority of those Directors who were previously approved by Continuing Directors.

16. Detrimental Activity.  Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

(a) Forfeit any award granted under the Plan then held by the Participant;

(b) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all shares of Common Stock that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity, and

(c) With respect to any shares of Common Stock so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i) Any amount actually paid therefor by the Participant pursuant to this Plan, and

(ii) The Market Value per Share of the shares of Common Stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts (but only to the extent that such amounts would not be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

17. Non U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. Unless otherwise determined by the Board, any sub-plans in place on the Effective Date under the Existing Plans will be considered sub-plans for purposes of this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

18. Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Board may cause the Company to withhold such shares of Common Stock having a value equal to the amount required to be withheld. Unless otherwise determined by the Board, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, by delivering to the Company other shares of Common Stock held by such Participant, or by payroll deduction for the two pay periods following the date the withholding is required or, for Executive Officers, by check on the date the withholding is required. The shares used for tax withholding will be valued at an amount equal to the Market

Value per Share of such shares of Common Stock on the date the benefit is to be included in Participant’s income, regardless of whether the shares of Common Stock underlying the award would otherwise be delivered on such date. In no event shall the Market Value per Share of the shares of Common Stock to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

19. Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Stock is not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 13 of this Plan, the terms of awards outstanding under the Plan may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval.

(c) If permitted by Section 409A of the Code and Section 162(m) in the case of a Qualified Performance-Based Award, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 12(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 19(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, but subject to Section 13 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

(e) Presentation of the Plan or any amendment thereof for stockholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits in plans that do not require stockholder approval.

20. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

21. Governing Law.  The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

22. Effective Date/Termination.  This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than 10 years after the date on which this Plan is first approved by the stockholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. No grants will be made on or after the Effective Date under the Existing Plans, except that outstanding awards granted under the Existing Plans will continue unaffected following the Effective Date.

23. Exclusion from Certain Restrictions.  Notwithstanding anything in this Plan to the contrary, up to 10 percent of the shares of Common Stock in the aggregate available under this Plan may be subject to awards without any minimum vesting period.

24. Miscellaneous.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(i) Any Evidence of Award may: (i) provide for recoupment by the Company of all or any portion of an award upon such terms and conditions as the Board may specify in such Evidence of Award; or (ii) include restrictive covenants, including, without limitation, non-competition, non-disparagement and confidentiality conditions or restrictions, that the Participant must comply with during employment by the Company and/or within a specified period after termination as a condition to the Participant’s receipt or retention of all or any portion of an award. This Section 24(i) shall not be the Company’s exclusive remedy with respect to such matters. This Section 24(i) shall not apply after a Change in Control, unless otherwise specifically provided in the Evidence of Award.

DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS

Directions To:

Atlanta Mariott Alpharetta
5750 Windward Parkway
Alpharetta, Georgia 30005
Tel. 770-754-9600

From Atlanta-Hartsfield-Jackson International Airport

Take Highway I-85 North to GA 400N (toll road)
Take GA 400N approximately 16 miles to Exit 11 — Windward Parkway
Turn Right at the exit ramp. The hotel is immediately on left at traffic light.

From I-85 South

Take I-285 West to Exit 27/Atlanta/Cumming/Dahlonega/GA 400-N.
Take GA 400 N approximately 14 miles to Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

From I-75 South

Take Exit #259/Birmingham/Tampa/Greenville/Augusta onto I-285 East toward Greenville/Augusta. Go 7.1 miles.
Take Exit 27/Atlanta/Cummings toward Dahlonega/GA-400N/Cummings. Go 14 mi.
Take Exit 11/Windward Parkway.
Turn Right at exit ramp. Hotel is immediately on left at traffic light.

A-1

EXIDE TECHNOLOGIES 13000 DEERFIELD PARKWAY BLDG 200 MILTON, GA 30004ANNUAL MEETING OF STOCKHOLDERS OFEXIDE TECHNOLOGIES SEPTEMBER 16, 2009PROXY VOTING INSTRUCTIONSVOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M16307-P83925 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYEXIDE TECHNOLOGIES For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.1. The election of the following nine persons as directors of the Company. 0 0 0 Nominees: 01) Herbert F. Aspbury 06) John P. Reilly 02) Michael R. D’Appolonia 07) Michael P. Ressner 03) David S. Ferguson 08) Gordon A. Ulsh 04) Paul W. Jennings 09) Carroll R. Wetzel 05) Joseph V. LashFor Against Abstain2. Approve the Exide Technologies 2009 Stock Incentive Plan 0 0 03. Ratify the appointment of the Company’s independent auditors for fiscal 2010 0 0 0 The Board of Directors Recommend a vote “For All” for Item 1 and “For” for Items 2 and 3.In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.NOTE: This Proxy Card should be dated and signed by the stockholder exactly as the stockholder’s name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.M16308- P83925EXIDE TECHNOLOGIESPROXYANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 16, 2009THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Brad S. Kalter and Barbara A. Hatcher, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Exide Technologies, a Delaware corporation (the “Company”), which the undersigned may be entitled to vote at the annual meeting of Stockholders of the Company to be held at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, Georgia 30005, on Wednesday, September 16, 2009, beginning at 9:00 a.m. (local time) or at any adjournment or postponement thereof, as shown on the voting side of this card. This proxy will be voted as specified. If a choiceis not specified, this proxy will be voted FORthe director nominees and FOR proposals 2 and3 and in the discretion of the proxy holders on any other matter that properly comes before the meeting in accordance with the recommendations of the Board of Directors.(Continued and to be signed on the reverse side.)